Exhibit 2.1

MERGER AGREEMENT

by and among

PACIFIC SPECIAL ACQUISITION CORP.,
as the Purchaser,

ZHENGQI INTERNATIONAL HOLDING LIMITED,
in the capacity as the Purchaser Representative,

PAAC MERGER SUBSIDIARY LIMITED
as Merger Sub,

ZHENGDONG ZOU
in the capacity as the Seller Representative,

ZHENGQI INTERNATIONAL HOLDING LIMITED,
as the Sponsor,

and

BORQS INTERNATIONAL HOLDING CORP,
as the Company,

Dated as of December 27, 2016

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4.10. Company Permits	21
4.11. Litigation	21
4.12. Material Contracts	21
4.13. Intellectual Property	23
4.14. Taxes and Returns	25
4.15. Real Property	26
4.16. Personal Property	27
4.17. Title to and Sufficiency of Assets	27
4.18. Employee Matters	27
4.19. Benefit Plans	28
4.20. Environmental Matters	29
4.21. Transactions with Related Persons	30
4.22. Insurance	30
4.23. Books and Records	31
4.24. Top Customers and Suppliers	31
4.25 Certain Business Practices	31
4.26 Investment Company Act	32
4.27. Finders and Investment Bankers	32
4.28. Independent Investigation	32
4.29. Information Supplied	32

V. COVENANTS	33
5.1. Access and Information	33
5.2. Conduct of Business of the Company	34
5.3. Conduct of Business of the Purchaser	36
5.4. Annual and Interim Financial Statements	38
5.5. Purchaser Public Filings	39
5.6. Company Shareholder Meeting	39
5.7. No Solicitation	39
5.8. No Trading	40
5.9. Notification of Certain Matters	40
5.10. Efforts	40
5.11. Tax Matters	42
5.12. Further Assurances	42
5.13. The Proxy Statement	43
5.14. Public Announcements	44
5.15. Confidential Information	45
5.16. Documents and Information	46
5.17. Post-Closing Board of Directors and Executive Officers	46
5.18. Use of Trust Account Proceeds After the Closing	47
5.19. Purchaser Policies	47
5.20. Disclosure Schedules Updates	47

vI. survival and indemnification	48
6.1. Survival	48
6.2. Indemnification by the Company Shareholders	48
6.3. Payment from Escrow Account	49
6.4. Limitations and General Indemnification Provisions	49
6.5. Indemnification Procedures	50
6.6. Exclusive Remedy	51

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VII. Closing conditions	52
7.1. Conditions of Each Party’s Obligations	52
7.2. Conditions to Obligations of the Company	53
7.3. Conditions to Obligations of the Purchaser	54
7.4. Frustration of Conditions	56

VIII. TERMINATION AND EXPENSES	56
8.1. Termination	56
8.2. Effect of Termination	57
8.3. Fees and Expenses	58
8.4. Termination Fee	58

Ix. WAIVERS and releases	59
9.1. Waiver of Claims Against Trust	59

x. MISCELLANEOUS	60
10.1. Notices	60
10.2. Binding Effect; Assignment	61
10.3. Third Parties	61
10.4. Arbitration	61
10.5. Governing Law; Jurisdiction	62
10.6. WAIVER OF JURY TRIAL	62
10.7. Specific Performance	62
10.8. Severability	63
10.9. Amendment	63
10.10. Waiver	63
10.11. Entire Agreement	63
10.12. Interpretation	64
10.13. Counterparts	64
10.14. Purchaser Representative	65
10.15. Seller Representative	66
10.16. Termination Fee Guarantee	68

XI DEFINITIONS	68
11.1. Certain Definitions	68
11.2. Section References	79

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Voting Agreements
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Non-Competition Agreement
Exhibit E	Form of Letter of Transmittal

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MERGER AGREEMENT

This Merger Agreement (this “Agreement”) is made and entered into as of December 27, 2016 by and among (i) Pacific Special Acquisition Corp., a British Virgin Islands business company with limited liability (the “Purchaser”), (ii) PAAC Merger Subsidiary Limited, an exempted company incorporated under the laws of the Cayman Islands with limited liability and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), (iii) Zhengqi International Holding Limited, a company incorporated in the British Virgin Islands, in the capacity as the representative from and after the Effective Time (as defined below) for the stockholders of the Purchaser other than the stockholders of the Company (as defined below) as of immediately prior to the Effective Time and their successors and assignees in accordance with the terms and conditions of this Agreement (the “Purchaser Representative”), (iv) Zhengdong Zou, in the capacity as the representative from and after the Effective Time for the stockholders of the Company as of immediately prior to the Effective Time in accordance with the terms and conditions of this Agreement (the “Seller Representative”), (v) Borqs International Holding Corp, an exempted company incorporated under the laws of the Cayman Islands with limited liability (the “Company”) and, (vi) solely for the purposes of Section 10.16 hereof (and the related enforcement and interpretive provision), Zhengqi International Holding Limited, a company incorporated in the British Virgin Islands (the “Sponsor”). The Purchaser, Merger Sub, the Purchaser Representative, the Seller Representative, the Company and, solely the purposes of Section 10.16 and the related enforcement and interpretive provisions, Sponsor, are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

A.      The Company, directly and indirectly through its subsidiaries, provides software and solutions for connected devices in the Internet of Things industry, and mobile communication service as a Mobile Virtual Network Operator;

B.       The Company is a holding company for Borqs Hong Kong Limited, a Hong Kong registered company (“Borqs HK”), which in turn owns 100% of the issued and outstanding equity interests in Borqs Beijing Ltd., a Wholly Foreign-Owned Enterprise registered in Beijing, China (the “WFOE”) in accordance with the laws of the People’s Republic of China (“PRC”);

C.       The WFOE and certain individual shareholders of the Company are parties to certain variable interest entity contracts pursuant to which the profits of each of Beijing Big Cloud Network Technology Co., Ltd., Beijing Big Cloud Information Technology Co., Ltd., Jiangsu Chenhui Information Technology Company, Ltd., Yuantel (Beijing) Investment Management Co., Ltd. and Yuantel (Beijing) Telecommunications Technology Co. Ltd. each such company formed under PRC Law (each such entity, a “VIE Entity”), are directly paid to the WFOE, and in connection with such variable interest entity contracts, the VIE Entities are directly controlled by the WFOE;

D.       The Purchaser owns all of the issued and outstanding capital shares of Merger Sub, which was formed for the sole purpose of the Merger (as defined below);

E.       The Parties intend to effect the merger of the Merger Sub with and into the Company, with the Company continuing as the surviving entity (the “Merger”), as a result of which (i) all of the issued and outstanding capital shares of the Company, immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right to receive a Pro Rata Share (as defined herein) of the Merger Consideration Shares (as defined herein), (ii) the Company’s options shall be assumed (with equitable adjustments to the number and exercise price of such assumed Company options) by Purchaser with the result that such assumed options shall be exercisable into ordinary shares of the Purchaser and (iii) the Company’s warrant holders immediately prior to the Effective Time shall be issued warrants of the Purchaser, exercisable into ordinary shares of the Purchaser on substantially similar terms and conditions of the original warrants of the Company (with equitable adjustments to the number and exercise price of such warrants), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Companies Law (2016 Revision) of the Cayman Islands (as amended, “Cayman Law”), all in accordance with the terms of this Agreement;

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F.       The Purchaser has received voting agreements signed by the Company and holders representing at least sixty-seven percent (67%) of the As-Converted Company Shares (as defined herein) entitled to vote on the matters relating to this Agreement, copies of which are attached as Exhibit A hereto (collectively, the “Voting Agreements”), as well as written consents from the Majority Series C Holders (as defined herein), the Key Series D Holders (as defined herein), and the Required Key Investors (as defined herein) (the “Company Written Consents”), copies of which Company Written Consents have been provided to the Purchaser;

G.       The Parties intend that the Merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code (as defined herein);

H.       The Purchaser and the Company, working together, may conduct the PIPE Investment (as defined herein) prior to the Closing pursuant to which the Purchaser may enter into and consummate subscription agreements with investors to purchase the PIPE Shares (as defined herein); and

I.        Certain capitalized terms used herein are defined in Article XI hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
MERGER

1.1       Merger. At the Effective Time (as defined in Section 1.2 below), and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of Cayman Law, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which Merger Sub shall be removed from the register of companies in the Cayman Islands and shall thereupon be dissolved and the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company. The Company, as the surviving company after the Merger is hereinafter sometimes referred to as the “Surviving Company”. The Merger shall have the effects specified in Cayman Law.

1.2       Effective Time. On the Closing Date, Merger Sub and the Company shall execute a plan of merger in form and substance reasonably acceptable to the Purchaser and the Company (the “Plan of Merger”) and the Parties shall file the Plan of Merger and such other documents as required by the Cayman Law with the Registrar of Companies of the Cayman Islands as provided in Section 233 of the Cayman Law. The Merger shall become effective at the time on the Closing Date when the Plan of Merger is registered by the Registrar of Companies of the Cayman Islands (the “Effective Time”).

1.3       Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

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1.4       Tax Consequence. For federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368 of the Code. The Parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.5       Memorandum and Articles of Association of the Surviving Company. At the Effective Time, the Surviving Company shall adopt new memorandum and articles of association (collectively, the memorandum and articles of association of the Surviving Company, the “Surviving Company Charter”), which are substantially in the form of the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, as the memorandum of association and articles of association of the Surviving Company; provided, that at the Effective Time, (a) references therein to the name of the Surviving Company shall be amended to refer to “Borqs International Holding Corp”; and (b) references therein to the authorized share capital of the Surviving Company shall be amended to refer to the authorized share capital of the Surviving Company as approved in the Plan of Merger, if necessary.

1.6       Directors and Officers of the Surviving Company. Immediately after the Effective Time, the board of directors and executive officers of the Surviving Company shall be the board of directors and executive officers of the Purchaser after giving effect to Section 5.17.

1.7       Merger Consideration Shares. As consideration for the Merger, the Company Shareholders collectively shall be entitled to receive from the Purchaser, in the aggregate, the Merger Consideration Shares, with each Company Shareholder receiving a percentage of the Merger Consideration Shares equal to (A) the total number of As-Converted Company Shares held by such Company Shareholder immediately prior to the Effective Time, divided by (ii) the total number of As-Converted Company Shares (excluding any Company Securities described in Section 1.8(b)) (such percentage being each such Company Shareholder’s “Pro Rata Share”); provided, that the Merger Consideration Shares are subject to the withholding of the Escrow Shares deposited in the Escrow Account in accordance with Section 1.14.

1.8       Effect of Merger on Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the Company Shareholders or the holders of any share capital of the Purchaser or Merger Sub:

(a)       Company Shares. Subject to clause (b) below, all Company Shares issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist in exchange for the right to receive the Merger Consideration Shares (subject to the withholding of the Escrow Shares), with each Company Shareholder receiving its Pro Rata Share of the Merger Consideration Shares, without interest, upon surrender of their certificates representing Company Ordinary Shares or Company Preferred Shares (the “Company Certificates”), if applicable, and delivery of the other Transmittal Documents required under Section 1.9. All Company Preferred Shares will be treated on an as converted to Company Ordinary Share basis. As of the Effective Time, each Company Shareholder shall cease to have any other rights in and to the Company or the Surviving Company (other than the rights set forth in Section 1.13 below) and the register of members of the Company will be updated to record the cancellation of the Company Shares.

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(b)       Treasury Shares. Notwithstanding clause (a) above or any other provision of this Agreement to the contrary, at the Effective Time, if there are any Company Securities that are owned by the Company as treasury shares or any Company Securities owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such Company Securities shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(c)       Dissenting Shares. Each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 1.13 and shall thereafter represent only the right to receive the applicable payments set forth in Section 1.13.

(d)       Company Warrants. Each outstanding Company Warrant shall be cancelled, retired and terminated and cease to represent a right to acquire Company Shares, and each holder thereof shall instead have the right to receive from the Purchaser a new warrant for shares of Purchaser Ordinary Shares (each, a “Replacement Purchaser Warrant”). Each Replacement Purchaser Warrant shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Public Warrants, except that: (i) the number of Purchaser Ordinary Shares which can be purchased with each Replacement Purchaser Warrant shall equal a number of shares equal to (as rounded down to the nearest whole number) (A) the quotient of (I) the number of As-Converted Company Shares which the Company Warrant had the right to acquire immediately prior to the Effective Time, divided (II) by the number of As-Converted Company Shares outstanding immediately prior to the Effective Time (excluding any Company Securities described in Section 1.8(b)), multiplied by (B) the aggregate number of all Merger Consideration Shares, and (ii) the exercise price for each Replacement Purchaser Warrant shall be equal to (as rounded up to the nearest whole cent) (A) the product of (I) the exercise price of the Company Warrant (in U.S. Dollars), multiplied by (II) the number of As-Converted Company Shares outstanding immediately prior to the Effective Time (excluding any Company Securities described in Section 1.8(b)), divided by (B) the aggregate number of Merger Consideration Shares. The Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Replacement Purchaser Warrants remain outstanding, a sufficient number of shares of Purchaser Ordinary Shares for delivery upon the exercise of such Replacement Purchaser Warrants.

(e)       Company Options. Each outstanding Company Option (whether vested or unvested) shall be assumed by Purchaser and automatically converted into an option for Purchaser Ordinary Shares (each, an “Assumed Option”). Each Assumed Option will be subject to the terms and conditions set forth in the Company Plan (except any references therein to the Company or Company Ordinary Shares will instead mean the Purchaser and Purchaser Ordinary Shares, respectively) and shall (i) have the right to acquire a number of Purchaser Ordinary Shares equal to (as rounded down to the nearest whole number) (A) the quotient of (I) the number of As-Converted Company Shares which the Company Option had the right to acquire immediately prior to the Effective Time, divided (II) by the number of As-Converted Company Shares outstanding immediately prior to the Effective Time (excluding any Company Securities described in Section 1.8(b)), multiplied by (B) the aggregate number of all Merger Consideration Shares, (ii) be subject to the same vesting schedule as the applicable Company Option, and (iii) the exercise price for each Assumed Option shall be equal to (as rounded up to the nearest whole cent) (A) the product of (I) the exercise price of the Company Option (in U.S. Dollars), multiplied by (II) the number of As-Converted Company Shares outstanding immediately prior to the Effective Time (excluding any Company Securities described in Section 1.8(b)), divided by (B) the aggregate number of Merger Consideration Shares. The Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Options remain outstanding, a sufficient number of shares of Purchaser Ordinary Shares for delivery upon the exercise of such Assumed Option.

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1.9       Surrender of Company Securities and Disbursement of Merger Consideration Shares.

(a)       Subject to Section 1.13, at the Effective Time, the Purchaser shall cause (i) the Merger Consideration Shares (less the Escrow Shares) to be issued to the Company Shareholders in consideration for the cancellation of their Company Shares, in each case in accordance with each Company Shareholder’s Pro Rata Share, and (ii) the Escrow Shares to be issued to the Escrow Agent in accordance with Section 1.14, as appropriate. Prior to the Effective Time, the Purchaser shall send to each Company Shareholder, a letter of transmittal for use in such exchange in the form attached hereto as Exhibit E (a “Letter of Transmittal”) (which shall specify that the delivery of share certificates in respect of the Merger Consideration Shares shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates to the Company (if share certificates representing such Company Shares were issued (or an affidavit and indemnity of loss in lieu of the Company Certificate as provided in Section 1.9(d)), for use in such exchange. The Purchaser shall make entries in its register of members to record and give effect to the issue and allotment of the Merger Consideration Shares (less the Escrow Shares) to the Company Shareholders, and the issue and allotment of the Escrow Shares to the Escrow Agent, in accordance with this Section 1.9(a) and Section 1.13, and shall deliver certified copies of such updated register of members to the Company Shareholders and the Escrow Agent forthwith after the Effective Time.

(b)       Each Company Shareholder shall be entitled to receive share certificates in respect of its Pro Rata Share of the Merger Consideration Shares (less the Escrow Shares) which are issued to it in consideration for the cancellation of its Company Shares (excluding any Company Securities described in Sections 1.8(b) or 1.8(c)), as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Surviving Company (with copies to the Purchaser) of the following items prior to the Effective Time (collectively, the “Transmittal Documents”): (i) the Company Certificate(s) for its Company Shares if certificates representing such Company Shares were issued (or an affidavit and indemnity of loss in lieu of the Company Certificate as provided in Section 1.9(d)), together with a properly completed and duly executed Letter of Transmittal and such other documents as may be reasonably requested by the Surviving Company or the Purchaser, (ii) a duly executed counterpart to the lock-up agreement with the Purchaser and the Purchaser Representative, effective as of the Effective Time, substantially in the form attached as Exhibit B hereto (each a “Lock-Up Agreement”), and (iii) a duly executed counterpart to the registration rights agreement (the “Registration Rights Agreement”), substantially in form attached as Exhibit C hereto. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Merger Consideration Shares.

(c)       If any portion of the Merger Consideration Shares are to be issued to a Person other than the Person in whose name the relevant Company Shares were registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Shares shall have been permitted in accordance with the terms of the Company Charter as in effect immediately prior to the Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and, (iii) the recipient such portion of the Merger Consideration Shares, or the Person in whose name such portion of the Merger Consideration Shares are issued, shall have already executed and delivered counterparts to the Lock-Up Agreement, Registration Rights Agreement, and such other Transmittal Documents as are reasonably deemed necessary by the Surviving Company or the Purchaser and (iv) the Person requesting such delivery shall pay to the Purchaser any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Surviving Company and the Purchaser that such Tax has been paid or is not payable.

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(d)       Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to the Company, the Company Shareholder may instead deliver to the Company an affidavit of lost certificate in form and substance reasonably acceptable to the Purchaser, which at the sole discretion of the Purchaser may include a requirement that the owner of such lost, stolen or destroyed Company Certificate to agree to indemnify against any claim that may be made against the Purchaser or the Surviving Company with respect to the Company Shares represented by the Company Certificates alleged to have been lost, stolen or destroyed. Any affidavit of lost Company Certificate properly delivered in accordance with this Section 1.9(d) shall be treated as a Company Certificate for all purposes of this Agreement.

(e)      After the Effective Time, there shall be no further registration of transfers of Company Shares. If, after the Effective Time, Company Certificates are presented to the Surviving Company or the Purchaser, they shall be canceled and exchanged for the applicable portion of the Merger Consideration Shares provided for, and in accordance with the procedures set forth in this Section 1.9. No dividends or other distributions declared or made after the date of this Agreement with respect to Purchaser Ordinary Shares with a record date after the Effective Time will be paid to the holders of any Company Certificates that have not yet been surrendered with respect to the Purchaser Ordinary Shares to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates (or provided an affidavit and indemnity of loss in lieu thereof), if applicable, and provide the other Transmittal Documents. Subject to applicable Law, following surrender of any such Company Certificates (or delivery of an affidavit and indemnity of loss in lieu thereof), if applicable, and delivery of the other Transmittal Documents, Purchaser shall promptly deliver to the record holders thereof, without interest, the certificates representing the Purchaser Ordinary Shares issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Purchaser Ordinary Shares.

(f)       All Merger Consideration Shares issued upon the surrender and cancellation of Company Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities.

(g)      The Purchaser shall not issue Replacement Purchaser Warrants for Company Warrants until it shall have received from each holder thereof (i) a duly executed Letter of Transmittal with respect to such Company Warrants, (ii) a duly executed counterpart to the agreement for the Replacement Purchaser Warrant and (iii) a Lock-Up Agreement with respect to the Replacement Purchaser Warrant (as well as any Merger Consideration Shares to be received by such holder, if any).

(h)       Notwithstanding anything to the contrary contained herein, no fraction of a Purchaser Ordinary Share will be issued by virtue of the Merger or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Purchaser Ordinary Share (after aggregating all fractional Purchaser Ordinary Shares that otherwise would be received by such holder) shall instead have the number of Purchaser Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Purchaser Ordinary Share.

1.10       Effect of Transaction on Merger Sub Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the Company Shareholders or the holders of any shares of the Purchaser or Merger Sub, each Merger Sub Ordinary Share issued and outstanding immediately prior to the Effective Time shall be converted into an equal number of ordinary shares of the Surviving Company, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of the Surviving Company.

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1.11     Closing Calculations.

(a)       Not later than three (3) Business Days prior to the Closing Date, the Purchaser shall deliver to the Company a statement (the “Expense Statement”) setting forth the estimated Excess Capped Expenses, if any, as of the Reference Time, which Excess Statement will be subject to the review and the reasonable approval by the Company. Promptly upon delivering the Expense Statement to the Company, the Purchaser will meet with the Company to review and discuss the Expense Statement and the Purchaser will consider in good faith the Company’s comments to the Expense Statement and make any appropriate adjustments to the Expense Statement prior to the Closing, which adjusted Expense Statement, as mutually approved by the Company and the Purchaser, shall thereafter become the Expense Statement for all purposes of this Agreement.

(b)       Not later than three (3) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser a statement certified by the Company’s chief executive officer (the “Closing Statement”) setting forth (i) an estimated consolidated balance sheet of the Target Companies as of the Reference Time, prepared in good faith and in accordance with the Accounting Principles (the “Closing Balance Sheet”), (ii) a good faith calculation of the Company’s estimate of the (A) amount of its Indebtedness less the amount of its cash and cash equivalents (the “Closing Net Indebtedness”) and (B) Net Working Capital (the “Closing Net Working Capital”), in each case, as of the Reference Time, and (iii) the resulting calculation of the number of Merger Consideration Shares (using the Excess Capped Expenses set forth in the Expense Statement) (each with reasonably detailed calculations), which Closing Statement will be subject to the review and the reasonable approval by the Purchaser. Promptly upon delivering the Closing Statement to the Purchaser, the Company will meet with the Purchaser to review and discuss the Closing Statement and the Company will consider in good faith the Purchaser’s comments to the Closing Statement and make any appropriate adjustments to the Closing Statement prior to the Closing, which adjusted Closing Statement, as mutually approved by the Company and the Purchaser, shall thereafter become the Closing Statement for all purposes of this Agreement. The Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement. The Closing Statement will also include with respect to (i) Indebtedness, the amount owed to each creditor of any of the Target Companies and (ii) Transaction Expenses, the amount owed to each payee thereof and payment instructions therefor.

(c)       Schedule 1.11 sets forth an illustrative statement (the “Reference Statement”) prepared in good faith by the Company in cooperation with the Purchaser setting forth the various line items used (or to be used) in, and illustrating for sample purposes only as of the date set forth therein, the calculation of Closing Net Indebtedness and Closing Net Working Capital, and the resulting Merger Consideration Shares, if the Closing had occurred on such date, in each case prepared and calculated in accordance with this Agreement (other than the use of such earlier date in lieu of the Reference Time).

1.12     Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

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1.13     Appraisal and Dissenter’s Rights. No Company Shareholder who has validly exercised their rights to dissent from the Merger pursuant to Section 238 of the Cayman Law (collectively, the “Dissenting Shareholders”) shall be entitled to receive the Merger Consideration Shares with respect to the Company Shares owned by such Person (“Dissenting Shares”) unless and until such Person shall have lost such Person’s rights to dissent from the Merger under the Cayman Law. Each Dissenting Shareholder shall be entitled to receive from the Company (or after the Closing, the Surviving Company), only the payment resulting from the procedure in Section 238 of the Cayman Law with respect to Dissenting Shares owned by such Dissenting Shareholder. In the absence of agreement between the Company (or after the Closing, the Surviving Company) and Dissenting Shareholder as to the fair value of the Dissenting Shares, the Company (or after the Closing, the Surviving Company) and the Dissenting Shareholder shall takes all steps and actions within their respective control to ensure that the fair value of such Dissenting Shares is as determined by any one of Deloitte Touche Tohmatsu Limited, PricewaterhouseCoopers, Ernst & Young or KPMG, as appointed by the Company (or after the Closing, the Surviving Company) to do so. The Company shall give the Purchaser Representative (i) prompt notice of any written objections to the Merger or exercise of dissenter rights or demands for appraisal and any other instruments served pursuant to the Cayman Law that are received by the Company relating to its shareholders’ rights to dissent from the Merger and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of dissenter rights or demand for appraisal under the Cayman Law. The Company shall not, except with the prior written consent (not to be unreasonably withheld or delayed) of the Purchaser Representative, voluntarily make any payment with respect to the exercise of any rights to dissent from the Merger or any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands. In the event that any written notices of objection to the Merger are served by any Company Shareholder pursuant to Section 238(2) of the Cayman Law, the Company shall serve written notice of the authorization and approval of this Agreement, the Plan of Merger and the Merger on such shareholders pursuant to Section 238(4) of the Cayman Law within twenty (20) days of obtaining the Required Company Shareholder Approval. Notwithstanding anything to the contrary contained in this Agreement, for all purposes of this Agreement, the Merger Consideration Shares (and Escrow Shares) shall be reduced by the Pro Rata Share of any Dissenting Shareholders attributable to any Dissenting Shares and the Dissenting Shareholders shall have no rights to any Merger Consideration Shares (or Escrow Shares) with respect to any Dissenting Shares.

1.14     Escrow.

(a)       At or prior to the Closing, the Purchaser Representative, the Seller Representative and an escrow agent mutually acceptable to the Company and the Purchaser, acting reasonably (the “Escrow Agent”), shall enter into an Escrow Agreement, effective as of the Effective Time, in form and substance reasonably satisfactory to the Parties (the “Escrow Agreement”), pursuant to which the Purchaser shall issue to the Escrow Agent four percent (4%) of the Merger Consideration Shares (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) to be held, along with any other dividends, distributions or other income on the Escrow Shares (together with the Escrow Shares, the “Escrow Property”), by the Escrow Agent in a segregated escrow account (the “Escrow Account”) and disbursed therefrom in accordance with the terms of Article VI hereof and the Escrow Agreement. The Escrow Property shall be allocated among and transferred to the Company Shareholders pro rata based on their respective Pro Rata Share. The Escrow Property shall serve as a security for, and a source of payment of, the Indemnified Parties’ indemnity rights pursuant to Article VI. Unless otherwise required by Law, all distributions made from the Escrow Account shall be treated by the Parties as an adjustment to the number of Merger Consideration Shares received by the Company Shareholders pursuant to Article I hereof.

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(b)       The Escrow Property shall not be subject to any indemnification claim to the extent made after the date which is eighteen (18) months after the Closing Date (the “Expiration Date”); provided, however, with respect to any indemnification claims made in accordance with Article VI hereof on or prior to the Expiration Date (including those at are revised or adjusted in accordance with Article VI after the Expiration Date) that remain unresolved at the time of the Expiration Date (“Pending Claims”), all or a portion of the Escrow Property reasonably necessary to satisfy such Pending Claims (as determined based on the amount of the indemnification claim included in the Claim Notice provided by the Purchaser Representative under Article VI and the Purchaser Share Price as of the Expiration Date) shall remain in the Escrow Account until such time as such Pending Claim shall have been finally resolved pursuant to the provisions of Article VI. After the Expiration Date, any Escrow Property remaining in the Escrow Account that is not subject to Pending Claims, if any, and not subject to resolved but unpaid claims in favor of an Indemnified Party, shall be transferred by the Escrow Agent to the Company Shareholders that have previously delivered the Transmittal Documents to the Surviving Company or the Purchaser in accordance with Section 1.9, with each such Company Shareholder receiving its Pro Rate Share of such Escrow Property. Promptly after the final resolution of all Pending Claims and payment of all indemnification obligations in connection therewith, the Escrow Agent shall transfer any Escrow Property remaining in the Escrow Account to the Company Shareholders that have previously delivered the Transmittal Documents to the Surviving Company or the Purchaser in accordance with Section 1.9, with each such Company Shareholder receiving its Pro Rata Share of such Escrow Property.

Article II
CLOSING

2.1      Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole, LLP, 1345 Avenue of the Americas, New York, NY 10105, on the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Article III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except (i) as set forth in the disclosure schedules delivered by the Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) as is expressly clear on the face of the SEC Reports that are available on the SEC’s website through EDGAR as of the date hereof (provided, however, that information contained in the SEC Reports shall not be deemed disclosed for purposes of Sections 3.1, 3.2, 3.4 and 3.8 below), the Purchaser represents and warrants to the Company, as of the date hereof and as of the Closing, as follows:

3.1      Due Organization and Good Standing. The Purchaser is a business company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. The Purchaser has heretofore made available to the Company accurate and complete copies of the Organizational Documents of the Purchaser, as currently in effect. The Purchaser is not in violation of any provision of its Organizational Documents.

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3.2      Authorization; Binding Agreement. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Purchaser’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the Purchaser, and (b) no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Purchaser is a party shall be when delivered, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3      Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority, on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.4      Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser of the transactions contemplated hereby and thereby, and compliance by the Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

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3.5      Capitalization.

(a)       The Purchaser is authorized to issue (i) an unlimited number of Purchaser Ordinary Shares and (ii) an unlimited number of preferred shares of no par value comprised within five (5) classes thereof. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 3.5(a). All outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BVI Act, the Purchaser Charter or any Contract to which the Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws.

(b)       Prior to giving effect to the Merger, the authorized share capital of Merger sub consists of 50,000 Merger Sub Ordinary Shares, of which one (1) share is issued and outstanding, which is owned by the Purchaser. Prior to giving effect to the transactions contemplated by this Agreement, other than Merger Sub, the Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(c)       Except as set forth in Schedule 3.5(a), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of the Purchaser or (b) obligating the Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating the Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of the Purchaser to repurchase, redeem or otherwise acquire any shares of the Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(c), there are no shareholders agreements, voting trusts or other agreements or understandings to which the Purchaser is a party with respect to the voting of any shares of the Purchaser.

(d)       All Indebtedness of the Purchaser is disclosed on Schedule 3.5(d). No Indebtedness of the Purchaser contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser or (iii) the ability of the Purchaser to grant any Lien on its properties or assets.

(e)       Since the date of formation of the Purchaser, and except as contemplated by this Agreement (including any redemptions that may occur in connection with the Extension), the Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the Purchaser’s board of directors has not authorized any of the foregoing.

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3.6       SEC Filings and Purchaser Financials.

(a)       The Purchaser, since its formation, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Purchaser Public Units, the Purchaser Ordinary Shares, the Purchaser Public Rights and the Purchaser Public Warrants are listed on Nasdaq, (B) the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) such Purchaser Securities are in compliance with all of the applicable listing and corporate governance rules of Nasdaq.

(b)       The financial statements and notes contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c)       Except as and to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s formation in the ordinary course of business.

3.7      Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 3.7, the Purchaser has, (a) since its formation, not entered into any material contracts or material agreements, and has conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since June 30, 2016, not been subject to a Material Adverse Effect.

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3.8       Compliance with Laws. The Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on the Purchaser, and the Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser.

3.9       Actions; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened material Action to which the Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on the Purchaser. There is no material Action that the Purchaser has pending against any other Person. The Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.10    Taxes and Returns.

(a)       The Purchaser has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Schedule 3.10(a) sets forth each jurisdiction where the Purchaser files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b)       Since the date of its formation, the Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

3.11    Employees and Employee Benefit Plans. The Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12    Properties. The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or Personal Property.

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3.13    Material Contracts.

(a)       Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser from engaging in business as currently conducted by it or from competing with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b)       With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

3.14     Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding Purchaser Ordinary Shares as of the date hereof.

3.15     Investment Company Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

3.16     Finders and Brokers. Except as set forth on Schedule 3.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

3.17    Ownership of Merger Consideration Shares. All Merger Consideration Shares to be issued and delivered to the Company Shareholders in accordance with Article I shall be, upon issuance and delivery of such Purchaser Ordinary Shares, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, the Lock-Up Agreement, the Registration Rights Agreement, the Escrow Agreement, and any Liens incurred by the Company or any Company Shareholder, and the issuance and sale of such Purchaser Ordinary Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

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3.18    Certain Business Practices.

(a)       Neither the Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, (iii) made any other unlawful payment or (iv) since the formation of the Purchaser, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.

(b)       The operations of the Purchaser are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c)       None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

3.19    Insurance. Schedule 3.19 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the Purchaser.

3.20    Independent Investigation. Without limiting Section 6.4(c) hereof, the Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledge that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article IV (including the related portions of the Company Disclosure Schedules); and (b) none of the Company nor its respective Representatives have made any representation or warranty as to the Target Companies, or this Agreement, except as expressly set forth in Article IV (including the related portions of the Company Disclosure Schedules).

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Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing, as follows:

4.1      Due Organization and Good Standing. The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Except as set forth in Schedule 4.1, each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 4.1 lists all jurisdictions in which any Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents.

4.2      Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (i) have been duly and validly authorized by the Company’s board of directors, including the Majority Preference Share Director (as such term is defined in the Company Charter), in all cases only to the extent required by the Company Charter, Cayman Law, any other applicable Law or any Contract to which the Company or any of its shareholders is a party or by which or its securities are bound and (ii) other than the Company Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Voting Agreements delivered by the Company include holders representing at least sixty-seven percent (67%) of the As-Converted Company Shares entitled to vote on the matters relating to this Agreement, and such Voting Agreements are in full force and effect. The Company Written Consents include consents from the Majority Series C Holders, the Key Series D Holders, and the Required Key Investors, and are in full force and effect and have not been revoked.

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4.3      Capitalization.

(a)       The Company is authorized to issue 309,651,804 Company Ordinary Shares, 54,500,000 of which shares are issued and outstanding, and is authorized to issue 205,236,218 Company Preferred Shares, 197,387,675 of which shares are issued and outstanding. With respect to the Company Preferred Shares, (i) 40,000,000 shares are designated as Series A Preferred Shares, of which 39,900,000 shares are issued and outstanding, (ii) 82,857,143 shares are designated as Series B Preferred Shares, of which 82,857,143 shares are issued and outstanding, (iii) 52,727,271 shares are designated as Series C Preferred Shares, of which 50,909,089 shares are issued and outstanding, (iv) 29,651,804 shares are designated as Series D Preferred Shares, of which 23,721,443 shares are issued and outstanding and (v) no other Company Preferred shares have been designated or issued. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding Company Shares and other equity interests of the Company are set forth on Schedule 4.3(a), along with the legal (registered) and beneficial owners thereof, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company Charter. All of the outstanding shares and other equity interests in or of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Law, any other applicable Law, the Company Charter or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests in or of the Company in its treasury. None of the outstanding shares or other equity interests in or of the Company were issued in violation of any applicable securities Laws. The rights, privileges and preferences of the Company Preferred Shares are as stated in the Company Charter and as provided by Cayman Law.

(b)       Schedule 4.3(b), sets forth the beneficial and record owners of all outstanding Company options and warrants (including in each case the grant date, number and type of shares issuable thereunder, the exercise price, the expiration date and any vesting schedule). Other than as set forth on Schedule 4.3(b), there are no options, warrants or other rights to subscribe for or purchase any shares or other equity interests in or of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any shares or other equity interests in or of the Company, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its shareholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 4.3(b), there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s shares or other equity interests. Except as set forth in the Company Charter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares or other equity interests or securities in or of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no shares or other equity interests in or of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c)       Except as set forth on Schedule 4.3(c), since January 1, 2010, the Company has not declared or paid any distribution or dividend in respect of its shares or other equity interests and has not repurchased, redeemed or otherwise acquired any shares or other equity interests in or of the Company, and the board of directors of the Company has not authorized any of the foregoing.

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4.4      Subsidiaries.

(a)       Schedule 4.4(a) sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in material compliance with all applicable securities Laws, and owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests in or of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. Except as set forth on Schedule 4.4(a), no Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law. Except for the equity interests of the Subsidiaries listed on Schedule 4.4(a), the Company does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of, or otherwise Control, any Person. None of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b)       Borqs HK is the legal and beneficial owner of one hundred percent (100%) of the issued and outstanding equity interests of the WFOE. There are no outstanding options, warrants, rights (including conversion rights, preemptive rights, rights of first refusal or similar rights) or agreements to purchase or acquire any equity interest, or any securities convertible into or exchangeable for an equity interest, of the WFOE. The WFOE is a party to certain variable interest entity contracts with each VIE Entity, and the shareholders thereof (the “VIE Shareholders”), which are set forth on Schedule 4.4(b) (the “VIE Contracts”), pursuant to which the profits of each VIE Entity are paid to the WFOE and each VIE Entity is contractually controlled by the WFOE. The WFOE operates its business in Beijing, China.

(c)       The capital and organizational structure of each Target Company organized or registered in the PRC (each, a “PRC Target Company”) are valid and in full compliance with the applicable PRC Laws. The registered capital of each PRC Target Company has been fully paid up in accordance with the schedule of payment stipulated in its articles of association, approval documents, certificates of approval and legal person business license (collectively, the “PRC Establishment Documents”) and in compliance with applicable PRC Laws, and there is no outstanding capital contribution commitment. The Establishment Documents of each PRC Target Company has been duly approved and filed in accordance with the laws of the PRC and are valid and enforceable. The business scope specified in the PRC Establishment Documents of the PRC Target Companies complies in all material respects with the requirements of all applicable PRC Laws, and the operation and conduct of business by, and the term of operation of the PRC Target Companies in accordance with the PRC Establishment Documents is in compliance in all material respects with applicable PRC Laws

4.5      Governmental Approvals. Except as otherwise described in Schedule 4.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as contemplated by this Agreement and (b) pursuant to Antitrust Laws.

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4.6      Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of their properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except for any deviations from any of the foregoing clauses (b) or (c), that would not reasonably be expected to have a Material Adverse Effect on any Target Company.

4.7      Financial Statements.

(a)       As used herein, the term “Company Financials” means the (i) audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2015 and December 31, 2014, and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the years then ended, (ii) the Company prepared and auditor reviewed financial statements, consisting of the consolidated balance sheet of the Target Companies as of June 30, 2016 (the “Interim Balance Sheet Date”) and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the six (6) months then ended, and (iii) the unaudited financial statements, consisting of the consolidated balance sheet of the Target Companies as of September 30, 2016 and the related unaudited consolidated income statement, changes in shareholder equity and statement of cash flows for the nine (9) months then ended. True and correct copies of the Company Financials have been provided to the Purchaser. The Company Financials (i) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), and (iii) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated.

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(b)       Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with the Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. Since January 1, 2013, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c)       No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(d)       Except as disclosed on Schedule 4.7(d), the Target Companies have no Indebtedness. Except as disclosed on Schedule 4.7(d), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(e)       Except as set forth on Schedule 4.7(e), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(f)       All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to the Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

4.8      Absence of Certain Changes. Except as set forth on Schedule 4.8, since June 30, 2016, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.2(b) (without giving effect to Schedule 5.2) if such action were taken on or after the date hereof without the consent of the Purchaser.

4.9      Compliance with Laws. Except as set forth on Schedule 4.9, no Target Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Target Company received, since January 1, 2010, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected. The WFOE has complied in all material respects with all applicable PRC Laws in connection with foreign exchange.

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4.10    Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties, including all Permits with the PRC State Administration of Foreign Exchange (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit. All filings and registrations with PRC Governmental Authorities required in respect of each of the PRC Target Companies and its operations, including the registrations with the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau, customs authorities, product registration authorities and health regulatory authorities, as applicable, have been duly completed in accordance with applicable PRC Law.

4.11    Litigation. Except as described on Schedule 4.11, there is no (a) Action of any nature pending or, to the Company’s Knowledge, threatened, nor is there any reasonable basis for any Action to be made (and no such Action has been brought or, to the Company’s Knowledge, threatened since January 1, 2013); or (b) Order pending now or rendered by a Governmental Authority since January 1, 2013, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 4.11, if finally determined adverse to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company. Since January 1, 2010, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.12    Material Contracts.

(a)       Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each contract required to be set forth on Schedule 4.12(a), a “Company Material Contract”) that:

(i)       contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)       involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)       involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

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(iv)       evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $50,000;

(v)       Other than outstanding Company Options, involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests in or of any Target Company or another Person;

(vi)       by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $100,000 per year or $250,000 in the aggregate (provided, that the parties agree that solely for purposes of listing any such Contracts described in this clause (vi) on Schedule 4.12(a) (but not for purposes of the definition of “Company Material Contract”), the Company shall only be required to list Contracts of at least $1,000,000 per year of $1,000,000 in the aggregate);

(vii)       obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $50,000;

(viii)       is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(ix)       is a VIE Contract or otherwise is between (A) the Company, Borqs HK and/or the WFOE, on the one hand, and (B) a VIE Entity or any Subsidiary of a VIE Entity or the shareholders of any of the foregoing, on the other hand;

(x)       obligates the Target Companies to make any capital commitment or expenditure in excess of $50,000 (including pursuant to any joint venture);

(xi)       relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than monetary obligations for less than $100,000 in the aggregate or customary confidentiality obligations);

(xii)       provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xiii)       relates to the development, ownership, licensing, or use by the Company of any Intellectual Property; or relates to the licensing or use by any Person of any Company owned Intellectual Property

(xiv)       is otherwise material to any Target Company and not described in clauses (i) through (xii) above.

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(b)       Except as disclosed in Schedule 4.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto (subject to the Enforceability Exceptions) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect; (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company; and (vi) no Target Company has waived any rights under any such Material Contract.

4.13    Intellectual Property.

(a)       Schedule 4.13(a)(i) sets forth all Patents and Patent applications, Trademarks and service mark registrations and applications, copyright registrations and applications and registered Internet Assets and applications owned by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable, (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdiction in which the item is registered or in which an application for issuance or registration has been filed and (D) the issuance, registration, or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Target Company. Schedule 4.13(a)(ii) sets forth all material Intellectual Property licenses, sublicenses, and other agreements or permissions that the Company has received (“Company IP Licenses”) (excluding “shrink wrap,” click wrap, and “off the shelf” software agreements for Software commercially available on reasonable terms to the public generally, with license, maintenance, support, and other fees of less than $50,000 per year (collectively, “Off the Shelf Software Agreements”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or is authorized to use or practice any Intellectual Property. Each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the right to use, sell, license, transfer or assign, all Intellectual Property owned by or exclusively licensed to the Company that is currently used, licensed or held for use by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses. Except as set forth on Schedule 4.13(a)(iii), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP.

(b)       Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted. Each Target Company is and has been in compliance in all material respects with all obligations imposed on it in the Company IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in material breach or material default thereunder, nor, to the Knowledge of the Company, has any event occurred that with notice or lapse of time or both would constitute a default thereunder. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Target Company are valid and in force, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.

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(c)       With respect to all agreements under which a Target Company is a licensor (each, an “Outbound IP License”), each Target Company has performed all material obligations imposed on it in the Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d)       No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently owned or licensed or purported to be owned or licensed by the Target Companies in any material respect. No Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company. There are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. No Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company, the foregoing representation being given to the Knowledge of the Company as to third party Patent rights and Trademark rights, or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company (“Company IP”) in any material respect.

(e)       No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company and that is related to such Target Company’s business. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. The Company has made available to the Purchaser true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors who developed or contributed Intellectual Property for a Target Company that is related to the Target Company’s business assigned their Intellectual Property to a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted. Each Target Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

(f)       To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data. Each Target Company has complied with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Target Companies has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

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(g)       The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under the Company IP Licenses to the same extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

4.14     Taxes and Returns.

(a)       Each Target Company has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. Each Target Company has complied in all material respects with all applicable Laws relating to Tax.

(b)       There is no current pending or, to the Knowledge of the Company, threatened Action against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)       No Target Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d)       There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e)       Each Target Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f)       No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g)       No Target Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h)       No Target Company has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation section 1.6011-4.

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(i)       No Target Company has any Liability for the Taxes of another Person (other than another Target Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on such Target Company with respect to any period following the Closing Date.

(j)       No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k)       No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(l)       No Target Company is treated as a domestic corporation under Section 7874(b) of the Code.

(m)       No Target Company is aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.15     Real Property. With respect to any premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company, the Company has provided to the Purchaser a true and complete copy of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

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4.16     Personal Property. Except as set forth in Schedule 4.16, all items of Personal Property with a book value or fair market value of greater than Twenty-Five Thousand Dollars ($25,000) are in good operating condition and repair (reasonable wear and tear excepted), and are suitable for their intended use in the business of the Target Companies. With respect to all Personal Property that is leased by a Target Company with a book value or fair market value of greater than Twenty-Five Thousand Dollars ($25,000), the Company has provided to the Purchaser a true and complete copy of all lease agreements and lease guarantees related thereto, including all amendments, terminations and modifications thereof or waivers thereto (the “Company Personal Property Leases”), and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.

4.17     Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (iii) Liens specifically identified on the Interim Balance Sheet and (d) Liens set forth on Schedule 4.17. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted and presently proposed to be conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted and as presently proposed to be conducted.

4.18     Employee Matters.

(a)       Except as set forth in Schedule 4.18(a), no Target Company is a party to any collective bargaining agreement or other Contract covering a group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.18(a) sets forth all unresolved material labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, reasonably threatened between any Target Company and Persons employed by or providing services to a Target Company. As of the date hereof, no current officer of a Target Company has provided any Target Company written or to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.

(b)       Except as set forth in Schedule 4.18(b), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not received written notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, reasonably threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

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(c)       Schedule 4.18(c) hereto sets forth a complete and accurate list, as of the date hereof, of all employees of the Target Companies showing for each as of that date the employee’s name, job title, and location. Except as set forth on Schedule 4.18(c), (i) no employee is a party to a written employment Contract with a Target Company and each employee located in China is employed with a “non-fixed term” in accordance with the Chinese Labor Contract Law, and (ii) the Target Companies have paid in full to all such employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligations (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law. Except as set forth in Schedule 4.18(c), each current employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with one of the Target Companies (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company.

(d)       Schedule 4.18(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company in an executive or managerial capacity, along with the position, the entity engaging such Person, and rate of remuneration for each such Person. Except as set forth on Schedule 4.18(d), all of such independent contractors are a party to a written Contract with a Target Company. Except as set forth on Schedule 4.18(d), each such independent contractor has entered into customary covenants regarding confidentiality and assignment of inventions in such Person’s agreement with a Target Company, a copy of which has been provided to the Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last three (3) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company.

4.19     Benefit Plans.

(a)       Set forth on Schedule 4.19(a) is a true and complete list of each Foreign Plan of a Target Company (each, a “Company Benefit Plan”). No Target Company has ever maintained or contributed to (or had an obligation to contribute to) any “employee benefit plan” (as defined in Section 3(3) of ERISA).

(b)       With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has made available to the Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plans and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all communications with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding Liability or obligation.

(c)       With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) to the Knowledge of the Company, no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, reasonably threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all material contributions and premiums required to be made with respect to a Company Benefit have been timely made. No Target Company has incurred any obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

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(d)       To the extent applicable, the present value of the accrued benefit liabilities (whether or not vested) under each Company Benefit Plan, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Company Benefit Plan allocable to such benefit liabilities.

(e)       The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to material severance pay, unemployment compensation or other benefits or compensation; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any employee or independent contractor of a Target Company.

(f)       Except to the extent required by applicable Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

4.20     Environmental Matters. Except as set forth in Schedule 4.20:

(a)       Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying with all material Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b)       No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c)       No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d)       No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

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(e)       There is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f)       To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g)       The Company has provided to the Purchaser all environmentally related site assessments, audits, studies, reports and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company.

4.21     Transactions with Related Persons. Except as set forth on Schedule 4.21, no Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.21, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. Schedule 4.21 specifically identifies all Contracts, arrangements or commitments set forth on such Schedule 4.21 that cannot be terminated upon sixty (60) days’ notice by the Target Companies without cost or penalty.

4.22     Insurance.

(a)       Schedule 4.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. No Target Company has any self-insurance or co-insurance programs.

(b)       Schedule 4.22(b) identifies each individual insurance claim in excess of $25,000 made by a Target Company since January 1, 2013. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies. No Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

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4.23     Books and Records. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

4.24     Top Customers and Suppliers. Schedule 4.24 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on the December 31, 2015 and (b) the period from January 1, 2016 through September 30, 2016, the ten (10) largest customers of the Target Companies (the “Top Customers”) and the ten largest suppliers of goods or services to the Target Companies (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of each Target Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any relationships of such Person with a Target Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its relationships with a Target Company or, to the Company’s Knowledge, intends to stop, decrease or limit materially its products or services to any Target Company or its usage or purchase of the products or services of any Target Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to any Target Company or seek to exercise any remedy against any Target Company, (iv) no Target Company has within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the other Ancillary Documents will not affect the relationship of any Target Company with any Top Supplier or Top Customer.

4.25     Certain Business Practices.

(a)       No Target Company, nor any of their respective Representatives acting on their behalf has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (c) made any other unlawful payment. No Target Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b)       The operations of each Target Company are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c)       No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and, to the Company’s Knowledge, no Target Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

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4.26     Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

4.27     Finders and Investment Bankers. Except as set forth in Schedule 4.27, no Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

4.28     Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in Article III (including the related portions of the Purchaser Disclosure Schedules); and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in Article III (including the related portions of the Purchaser Disclosure Schedules).

4.29     Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Proxy Documents; or (c) in the mailings or other distributions to the Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

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Article V
COVENANTS

5.1      Access and Information.

(a)       The Company shall give, and shall direct its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as the Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and instruct each of the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that (A) the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies; and (B) nothing herein shall require the Company to provide access to, or to disclose any information to, the Purchaser or any of its Representatives if such access or disclosure, in the good faith reasonable belief of the Company, (x) would waive any legal privilege or (y) would be in violation of applicable laws or regulations of any Governmental Authority (including any Antitrust Laws) or the provisions of any agreement to which a Target Company is a party (taking into account the confidential nature of the disclosure). Other than as expressly provided in this section, Purchaser is not authorized to and shall not (and shall cause its employees, agents, representatives and Affiliates not to) contact any officer, director, employee, customer, supplier, joint-venture partner, lessor, lender or other material business relation of the Target Companies prior to the Effective Time without the prior written consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned. The Purchaser shall, and shall cause its Representatives to, abide by the terms of any confidentiality agreement with respect to such access and any information furnished to it or its Representatives.

(b)       The Purchaser shall give, and shall direct its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and instruct each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that (A) the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries; and (B) nothing herein shall require the Purchaser to provide access to, or to disclose any information to, the Company or any of its Representatives if such access or disclosure, in the good faith reasonable belief of the Purchaser, (x) would waive any legal privilege or (y) would be in violation of applicable laws or regulations of any Governmental Authority (including any Antitrust Laws) or the provisions of any agreement to which a Target Company is a party (taking into account the confidential nature of the disclosure). Other than as expressly provided in this section, the Company is not authorized to and shall not (and shall cause its employees, agents, representatives and Affiliates not to) contact any officer, director, employee, customer, supplier, joint-venture partner, lessor, lender or other material business relation of the Purchaser prior to the Effective Time without the prior written consent of the Purchaser, such consent not to be unreasonably withheld, delayed or conditioned. The Company shall, and shall cause its Representatives to, abide by the terms of any confidentiality agreement with respect to such access and any information furnished to it or its Representatives.

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5.2      Conduct of Business of the Company.

(a)       Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing (the “Interim Period”), except as expressly contemplated by this Agreement or as set forth on Schedule 5.2, the Company shall, and shall cause the Target Companies to (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b)       Without limiting the generality of Section 5.2(a) and except as contemplated by the terms of this Agreement or as set forth on Schedule 5.2, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i)       amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii)       authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities except with respect to the granting of Company Options to employees consistent with past practice;

(iii)       split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)       incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $50,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $25,000 individually or $50,000 in the aggregate;

(v)       increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee outside of the ordinary course of business, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

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(vi)       make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii)       transfer or exclusively license to any Person any Company IP owned by or exclusively licensed to any Target Company, or materially amend or modify, permit to lapse or fail to preserve any Company Registered IP, Company Licensed IP or other Company IP that is material to the business of any Target Company, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii)       terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract outside of the ordinary course of business consistent with past practice;

(ix)       fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x)       establish any Subsidiary or enter into any new line of business;

(xi)       fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xii)       revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xiii)       waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $50,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiv)       close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv)       acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi)       make capital expenditures in excess of $100,000 individually for any project (or set of related projects), or $250,000 in the aggregate;

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(xvii)       adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii)       voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xix)       sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx)       enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxi)       take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

(xxii)       enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiii)       authorize or agree to do any of the foregoing actions.

5.3       Conduct of Business of the Purchaser.

(a)       Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule 5.3, the Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b)       Without limiting the generality of Section 5.3(a) and except as contemplated by the terms of this Agreement (including as contemplated by the PIPE Investment) or as set forth on Schedule 5.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries to not:

(i)       amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii)       authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

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(iii)       split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)       incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $50,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 5.3(b)(iv) shall not prevent the Purchaser from borrowing funds necessary to finance its Expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, including the PIPE Investment and any meeting for the Extension, up to aggregate additional Indebtedness during the Interim Period of $1,000,000);

(v)       make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi)       amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;

(vii)       terminate, waive or assign any material right under any material agreement to which it is a party;

(viii)       fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix)       establish any Subsidiary or enter into any new line of business;

(x)       fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi)       revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors;

(xii)       waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser) not in excess of $50,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

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(xiii)       acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv)       make capital expenditures in excess of $50,000 individually for any project (or set of related projects) or $150,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xv)       adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi)       voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $50,000 individually or $150,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a material Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 5.3 during the Interim Period;

(xvii)       sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii)       enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;

(xix)       take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

(xx)       fail to use commercially reasonable efforts to maintain the listing of the Purchaser Ordinary Shares on the Nasdaq under applicable Nasdaq listing requirements; or

(xxi)       authorize or agree to do any of the foregoing actions.

5.4      Annual and Interim Financial Statements. From the date hereof through the Closing Date, within thirty (30) calendar days following the end of each calendar month, each three-month quarterly period and each fiscal year, the Company shall deliver to the Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet for the period from the Interim Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to the Purchaser copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

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5.5      Purchaser Public Filings. During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts to maintain the listing of the Purchaser Public Units, the Purchaser Ordinary Shares, the Purchaser Public Rights and the Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, Purchaser intends to list on Nasdaq only the Purchaser Ordinary Shares and the Purchaser Public Warrants. During the Interim Period, if the Purchaser receives any written or, to the Knowledge of the Purchaser, oral notice from Nasdaq that the Purchaser has failed, or would reasonably be expected to fail, to meet the Nasdaq listing requirements as of the Effective Time or within six (6) months thereafter for any reason, then the Purchaser shall give prompt written notice of such Nasdaq notice to the Company, including a copy of any written notice received from Nasdaq or a summary of any oral notice received from Nasdaq.

5.6       Company Shareholder Meeting. The Company will call a shareholder meeting as promptly as practicable after the date of this Agreement to obtain the Required Company Shareholder Approval, and the Company shall use its reasonable best efforts to solicit from the Company Shareholders proxies in favor of the Required Company Shareholder Approval prior to such Company shareholder meeting, and to take all other actions necessary or advisable to secure the Required Company Shareholder Approval, including enforcing the Voting Agreements and the Company Written Consents.

5.7      No Solicitation.

(a)       For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination.

(b)       During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

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(c)       Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

5.8       No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by the Federal Securities Laws and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Purchaser (other than to engage in the Merger in accordance with Article I), communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

5.9       Notification of Certain Matters. During the Interim Period, each of the Parties shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article VII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.10    Efforts.

(a)       Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

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(b)       In furtherance and not in limitation of Section 5.10(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c)       As soon as reasonably practicable following the date of this Agreement, the Parties shall cooperate in all respects with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, cooperate in all respects with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement and the Ancillary Documents.

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(d)       Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

(e)       Notwithstanding anything herein to the contrary, no Party shall be required to agree to any term, condition or modification with respect to obtaining any Consents in connection with the transactions contemplated by this Agreement that would result in, or would be reasonably likely to result in: (i) a Material Adverse Effect to such Party or its Affiliates, or (ii) such Party having to cease, sell or otherwise dispose of any material assets or businesses (including the requirement that any such assets or business be held separate).

(f)       Without limiting anything to the contrary contained herein, during the Interim Period, the Purchaser may enter into and consummate subscription agreements with investors relating to a private equity investment in the Purchaser to purchase share capital of the Purchaser (the “PIPE Shares”) in connection with a private placement on terms mutually agreeable to the Company and Purchaser, acting reasonably (the “PIPE Investment”), and, if the Purchaser elects to seek the PIPE Investment, the Purchaser and the Company shall use commercially reasonable efforts to cause the PIPE Investment to occur.

5.11     Tax Matters. Each of the Parties shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend to report and, except to the extent otherwise required by Law, shall report, for federal income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

5.12     Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

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5.13     The Proxy Statement.

(a)       As promptly as practicable after the date hereof, and in consultation with the Company, the Purchaser shall prepare and file with the SEC a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) calling a special meeting of the Purchaser’s shareholders (the “Shareholder Meeting”), in accordance with the Purchaser Charter, seeking the approval of the Purchaser’s shareholders for the transactions contemplated by this Agreement and offering to redeem from the Public Shareholders their Purchaser Ordinary Shares in conjunction with a shareholder vote on the transactions contemplated by this Agreement (the “Redemption”), and each of the Purchaser and the Company shall use its commercially reasonable efforts to obtain and furnish the information required by the Exchange Act to be included in the Proxy Statement, all in accordance with and as required by the Purchaser’s Organizational Documents, the IPO Prospectus, applicable Law and any applicable rules and regulations of the SEC and Nasdaq. In the Proxy Statement, the Purchaser shall seek approval by the holders of Purchaser Ordinary Shares in accordance with the Purchaser’s Organizational Documents, the BVI Act, and the rules and regulations of the SEC and Nasdaq of (i) this Agreement and the transactions contemplated hereby or referred to herein (including, if required, the issuance of the PIPE Shares), (ii) if required to be approved by the Purchaser’s shareholders, adoption and approval of an Amended and Restated Memorandum and Articles of Association of the Purchaser in form and substance reasonably acceptable to the Purchaser and the Company (the “Amended Charter”) (which Amended Charter, if appropriate as determined by the Purchaser, will be adopted by the Purchaser in two separate amendments, one prior to the consummation of the PIPE Investment in order to further detail the rights of any PIPE Shares, as necessary, and the other to become effective at the time of the Closing and upon registration by the BVI Registry to, among other things, change the name of the Purchaser effective as of the Closing to “Borqs Technologies, Inc.”, (iii) adoption and approval of a new equity incentive plan in a form to be agreed by the Purchaser and the Company, acting reasonably (the “Purchaser Equity Plan”), and which will provide for awards for a number of Purchaser Ordinary Shares (including those for the Assumed Options) equal to the difference between (A) thirteen and one-half percent (13.5%) of the aggregate number of Purchaser Ordinary Shares issued and outstanding immediately after the Closing, less (B) the number of Purchaser Ordinary Shares that are subject to the Assumed Options, (iv) to appoint, and designate the classes of, the members of the board of directors of the Purchaser, and appoint the members of any committees thereof, in each case in accordance with Section 5.17 hereof, (v) to obtain any and all other approvals necessary or advisable to effect the consummation of the transactions contemplated by this Agreement and the Ancillary Documents (the approvals described in the foregoing clauses (i) through (v), collectively, the “Shareholder Approval Matters”), and (vi) the adjournment of the Shareholder Meeting, if necessary or desirable in the reasonable determination of the Purchaser. In connection with the Proxy Statement, the Purchaser will also file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable proxy solicitation rules set forth in the Purchaser’s Organizational Documents, the BVI Act and the rules and regulations of the SEC and Nasdaq (such Proxy Statement and the documents included or referred to therein pursuant to which the Redemption will be made, together with any additional soliciting materials, supplements, amendments and/or exhibits thereto, the “Proxy Documents”).

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(b)       Except with respect to the information provided by or on behalf of the Target Companies for inclusion in the Proxy Statement and other Proxy Documents, the Purchaser shall ensure that, when filed, the Proxy Statement and other Proxy Documents complies in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. As soon as reasonably practicable after receiving clearance from the SEC, the Purchaser shall cause the Proxy Documents to be disseminated as promptly as practicable to the Purchaser’s shareholders as and to the extent such dissemination is required by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”). The Company shall as promptly as possible provide to the Purchaser such information concerning the Company Shareholders, the Target Companies and their respective businesses, operations, condition (financial or otherwise), assets, Liabilities, properties, officers, directors and employees as is either required by Federal Securities Laws or reasonably requested by the Purchaser for inclusion in the Proxy Documents. Subject to compliance by the Company with the immediately preceding sentence with respect to the information provided or to be provided by or on behalf of them for inclusion in the Proxy Documents, the Purchaser shall cause the Proxy Documents to comply in all material respects with the Federal Securities Laws. The Purchaser shall provide copies of the proposed forms of the Proxy Documents (including, in each case, any amendments or supplements thereto) to Company such that the Company and its Representatives are afforded a reasonable amount of time prior to the dissemination or filing thereof to review such material and comment thereon prior to such dissemination or filing, and the Purchaser shall reasonably consider in good faith any comments of the Company and its Representatives. The Purchaser, in consultation with the Company and its Representatives, shall respond promptly to any comments of the SEC or its staff with respect to the Proxy Documents and promptly correct any information provided by it for use in the Proxy Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Federal Securities Laws. The Purchaser shall amend or supplement the Proxy Documents and cause the Proxy Documents, as so amended or supplemented, to be filed with the SEC and to be disseminated to the Purchaser’s shareholders, in each case as and to the extent required by the Federal Securities Laws and subject to the terms and conditions of this Agreement and the Purchaser Organizational Documents. The Purchaser shall provide the Company and its Representatives with copies of any written comments, and shall inform them of any material oral comments, that the Purchaser or any of its Representatives receive from the SEC or its staff with respect to the Proxy Documents promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or oral responses to such comments. The Company shall, and shall cause each of the Target Companies to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Purchaser and its Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Proxy Documents and responding in a timely manner to comments from the SEC. As promptly as reasonably practicable after the Proxy Statement has “cleared” comments from the SEC, the Purchaser shall cause the definitive Proxy Statement to be filed with the SEC and disseminated to the Purchaser’s shareholders, and shall duly call, give notice of, convene and hold the Shareholder Meeting.

(c)       If at any time prior to the Closing, any information relating to the Purchaser, on the one hand, or the Target Companies, on the other hand, or any of their respective Affiliates, businesses, operations, condition (financial or otherwise), assets, Liabilities, properties, officers, directors or employees, should be discovered by the Purchaser, on the one hand, or the Target Companies, on the other hand, that should be set forth in an amendment or supplement to the Proxy Documents so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify each other Party and shall cooperate with the other Parties to ensure that an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the Purchaser’s shareholders.

5.14     Public Announcements.

(a)       The Parties agree that no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser, the Company and the Purchaser Representative (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

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(b)       The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Purchaser providing a draft of the Signing Filing to the Company promptly, and in any event no later than the first (1st) Business Day after the execution of this Agreement, and with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Seller Representative and the Purchaser Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Purchaser providing a draft of the Closing Filing to the Seller Representative and the Purchaser Representative promptly, and in any event no later than the first (1st) Business Day after the Closing, and with each of the Seller Representative and Purchaser Representative reviewing, commenting upon and approving such Closing Filing in any event no later than the third (3rd) Business Day after the Closing). In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

5.15     Confidential Information.

(a)       The Company hereby agrees that during the Interim Period and, in the event this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company or any of its Affiliates or Representatives, during the Interim Period or, in the event this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek a protective Order or other remedy or waive compliance with this Section 5.15(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.15(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company shall, and shall cause its Affiliates and Representatives to, promptly deliver to the Purchaser any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

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(b)       The Purchaser hereby agrees that during the Interim Period and, in the event this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser or any of its Representatives, during the Interim Period or, in the event this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company with prompt written notice of such requirement so that the Company may seek a protective Order or other remedy or waive compliance with this Section 5.15(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.15(b) , furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, the Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

5.16       Documents and Information. After the Closing Date, the Purchaser shall, and shall cause its Subsidiaries (including the Surviving Company) to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company and its Subsidiaries in existence on the Closing Date and make the same available for inspection and copying by the Purchaser Representative during normal business hours of the Company and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by the Purchaser or its Subsidiaries (including any Target Company) without first advising the Purchaser Representative in writing and giving the Purchaser Representative a reasonable opportunity to obtain possession thereof.

5.17     Post-Closing Board of Directors and Executive Officers.

(a)       The Parties shall take all necessary action, including causing the directors of the Purchaser to resign, so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of seven (7) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Purchaser Board (i) the two (2) persons that are designated by the Purchaser prior to the Closing (the “Purchaser Directors”) at least one of whom shall qualify as an independent director under Nasdaq rules, (ii) the three (3) persons that are designated by the Company prior to the Closing (the “Company Directors”), at least one (1) of whom shall be required to qualify as an independent director under Nasdaq rules; and (iii) two (2) persons who are mutually agreed upon by the Purchaser and the Company prior to the Closing (the “Mutual Directors”) both of whom shall qualify as independent directors under Nasdaq rules. Pursuant to the Amended Charter as in effect as of the Closing, the Post-Closing Purchaser Board will be a classified board with three classes of directors, with (I) one class of directors, the Class I Directors, initially serving a one (1) year term, such term effective from the Closing (but any subsequent Class I Directors serving a three (3) year term) and with such class consisting of the two Mutual Directors, (II) a second class of directors, the Class II Directors, initially serving a two (2) year term, such term effective from the Closing (but any subsequent Class II Directors serving a three (3) year term), and with such class consisting of one independent Purchaser Director and one independent Company Director and (III) a third class of directors, the Class III Directors, serving a three (3) year term, such term effective from the Closing, and with such class consisting of the remaining two Company Directors and the remaining one Purchaser Director. In accordance with the Amended Charter as in effect at the Closing, no director on the Post-Closing Purchaser Board may be removed without cause. Subject to resignations provided by the Company’s directors, the board of directors of the Surviving Company immediately after the Closing shall be the same as the board of directors of the Company immediately prior to the Closing. At or prior to the Closing, the Company will provide each Purchaser Director with a customary director indemnification agreement, in form and substance reasonable acceptable to such Purchaser Director.

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(b)       The Parties shall take all action necessary, including causing the executive officers of the Purchaser to resign, so that the individuals serving as executive officers of the Purchaser immediately after the Closing will be the same individuals (in the same offices) as those of the Company immediately prior to the Closing.

5.18     Use of Trust Account Proceeds After the Closing. The Parties agree that after the Closing, the funds in the Trust Account and any proceeds received by the Purchaser from the PIPE Investment, after taking into account payments for the Redemption, shall first be used (i) to pay the Purchaser’s accrued Expenses (the “Purchaser Expenses”) and (ii) to pay the Purchaser’s deferred Expenses (including cash amounts payable to EBC and any legal fees) of the IPO (the “Deferred Expenses”). Such Expenses, as well as any Expenses that are required to be paid by delivery of the Purchaser’s securities, will be paid at the Closing. Any remaining cash will be used for general corporate purposes.

5.19     Purchaser Policies. During the Interim Period, the Purchaser will consult with the Company, and the Purchaser and the Company will adopt, effective as of the Closing, corporate and operational policies for the Purchaser, the Company and their respective Subsidiaries, including the Target Companies appropriate for a company publicly traded in the United States with active business and operations in the industries and regions in which the Target Companies operate and contemplate operating as of the Closing. Such policies will include a conflicts of interest policy establishing, among other matters, proper procedures and limitations for related party loans involving the Purchaser or any of its Subsidiaries, including the Target Companies (the “Conflicts of Interest Policy”).

5.20     Disclosure Schedule Updates. During the Interim Period, the Company will have the right, but not the duty, to update the Company Disclosure Schedules, and the Purchaser will have the right, but not the duty, to update the Purchaser Disclosure Schedules, in each case by providing notice to the other in accordance with the terms of this Agreement, to add disclosures with respect to actions taken by or on behalf of such Party or its Subsidiaries after the date of this Agreement that are either (i) expressly contemplated by the terms of this Agreement or (ii) in the ordinary course of business and expressly permitted under the terms of this Agreement, including entering into new Company Material Contracts or Purchaser Material Contracts, as applicable. Any such update, so long as it is provided at least two (2) Business Days prior to the Closing and otherwise fulfills the requirements of this Section 5.20, will be deemed to cure any inaccuracy or breach as of the Closing Date with respect to such matters, except to the extent that such matters would constitute, individually or in the aggregate, a Material Adverse Effect with respect to the disclosing Party.

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Article VI
SURVIVAL AND INDEMNIFICATION

6.1      Survival.

(a)       All representations and warranties of the Company contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the Closing through and until and including the Expiration Date; provided, however, that Fraud Claims against the Company shall survive indefinitely. If a Claim Notice for a claim of a breach of any representation or warranty has been given before the applicable date when such representation or warranty no longer survives in accordance with this Section 6.1(a), then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. All covenants, obligations and agreements of the Company contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished by the Company pursuant to this Agreement), including any indemnification obligations, shall survive the Closing and continue until fully performed in accordance with their terms. For the avoidance of doubt, a claim for indemnification under any subsection of Section 6.2 other than clauses (a) or (b) thereof may be made at any time.

(b)       The representations and warranties of the Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of Purchaser or the Purchaser Representative pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Purchaser, the Purchaser Representative, and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Purchaser, the Purchaser Representative or their respective Representatives with respect thereto. The covenants and agreements made by the Purchaser and/or the Purchaser Representative in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

6.2      Indemnification by the Company Shareholders.

(a)       Subject to the terms and conditions of this Article VI, from and after the Closing, the Company Shareholders and their respective successors and assigns (each, with respect to any claim made pursuant to this Agreement, an “Indemnifying Party”) will severally indemnify, defend and hold harmless the Purchaser, the Purchaser Representative, their respective Affiliates and their respective officers, directors, managers, employees, successors and permitted assigns (each, with respect to any claim made pursuant to this Agreement, an “Indemnified Party”) from and against any and all losses, Actions, Orders, Liabilities, damages, diminution in value, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses), (any of the foregoing, a “Loss”) paid, suffered or incurred by, or imposed upon any Indemnified Party to the extent arising in whole or in part out of or resulting directly or indirectly from (whether or not involving a Third Party Claim): (a) the breach of any representation or warranty made by the Company set forth in this Agreement or in any certificate delivered by the Company or the Seller Representative; (b) the breach of any covenant or agreement on the part of the Company or, after the Closing, the Purchaser, set forth in this Agreement or in any certificate delivered by the Company, the Seller Representative; or (c) any Action by Person(s) who were holders of equity securities of a Target Company, including options, warrants, convertible debt or other convertible securities or other rights to acquire equity securities of a Target Company, prior to the Closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such securities; or (d) any Indebtedness of the Target Companies as of the Closing which were not shown on the final Closing Statement pursuant to Section 1.11.

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(b)       Notwithstanding the foregoing, except for Fraud Claims against a Target Company, (i) the Indemnified Parties shall not assert any claim and shall not be entitled to indemnification unless and until the aggregate amount of Losses that would be payable pursuant to such claim together with all related claims, exceeds an amount equal to $10,000 (the “Mini Basket”), in which event the Indemnifying Party(ies) shall be responsible for the aggregate amount of all Losses, regardless of the Mini Basket, and no claims other than related claims shall be aggregated for purposes of this clause (i); and (ii) the Indemnified Parties shall not assert any claim, and shall not be entitled to indemnification, unless and until the aggregate amount of all Losses indemnifiable hereunder exceeds on a cumulative basis an amount equal to $1,000,000 (the “Threshold”), in which event the Indemnifying Party(ies) shall be responsible for the aggregate amount of all Losses from the first dollar, regardless of the Threshold; provided that (x) the aggregate Liability in respect of such Losses (other than Losses related to Fraud Claims against a Target Company) shall in no event exceed the Escrow Property then remaining in the Escrow Account, (y) all claims by the Indemnified Parties in respect of such Losses (other than Losses related to Fraud Claims against a Target Company and other than as set forth in Section 10.7) shall be asserted solely and exclusively against the Escrow Property then remaining in the Escrow Account, and (z) other than for Fraud Claims against a Target Company and other than as set forth in Section 10.7, the Escrow Property then remaining in the Escrow Account shall be the Indemnified Parties’ sole and exclusive source of recovery for any amounts owed to Indemnified Parties pursuant thereto.

(c)       In no event shall any Indemnified Party be entitled to recover or make a claim for any amounts in respect of, and in no event shall “Losses” be deemed to include, (i) any punitive, special or exemplary damages except to the extent actually paid to a third party in a Third Party Claim or (ii) any loss, liability, damage or expense to the extent included in the calculation of Closing Net Working Capital or Closing Net Indebtedness and resulting in an adjustment to the Adjusted Merger Consideration.

6.3      Payment from Escrow Account. Any indemnification claims shall first be paid with the Escrow Shares then remaining in the Escrow Account, and then any other Escrow Property then remaining in the Escrow Account. With respect to any indemnification payment, the value of each Escrow Share for purposes of determining the indemnification payment shall be the Purchaser Share Price on the date that the indemnification claim is finally determined in accordance with this Article VI. For successful indemnification claims by an Indemnified Party, within five (5) Business Days after the indemnification claim is finally determined in accordance with this Article VI, the Escrow Agent shall disburse a number of Escrow Shares, valued at the Purchaser Share Price, together with any other Escrow Property, equal to the amount of such indemnification claim (as determined in accordance with this Article VI) from the Escrow Account to the Purchaser (and the Purchaser Representative and the Seller Representative will provide or cause to be provided to the Escrow Agent any written instructions or other information or documents required by the Escrow Agent to do so). The Purchaser will cancel any Escrow Shares distributed to the Purchaser from the Escrow Account promptly after its receipt thereof.

6.4      Limitations and General Indemnification Provisions.

(a)       Except for Fraud Claims against a Target Company, the maximum aggregate amount of indemnification payments which the Indemnifying Parties will be obligated to pay in the aggregate under Section 6.2 shall not exceed an amount equal to the value of the Escrow Shares in the Escrow Account at the Purchaser Share Price, plus the other Escrow Property.

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(b)       Solely for purposes of determining the amount of Losses under this Article VI (and, for the avoidance of doubt, not for purposes of determining whether there has been a breach giving rise to the indemnification claim), all of the representations, warranties and covenants set forth in this Agreement (including the disclosure schedules hereto) or any Ancillary Document that are qualified by materiality, Material Adverse Effect or words of similar import or effect will be deemed to have been made without any such qualification.

(c)       No investigation or knowledge by an Indemnified Party or the Purchaser Representative or their respective Representatives of a breach of a representation, warranty, covenant or agreement of an Indemnifying Party shall affect the representations, warranties, covenants and agreements of the Indemnifying Party or the recourse available to the Indemnified Parties under any provision of this Agreement, including this Article VI, with respect thereto.

(d)       The amount of any Losses suffered or incurred by any Indemnified Party shall be reduced by the amount of any insurance proceeds or other third party sources of indemnity or recovery paid to the Indemnified Party or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), net of the costs of collection and the increases in insurance premiums resulting from such Loss or insurance payment.

(e)       Each Indemnified Party agrees that in the event of any breach giving rise to an indemnification obligation under this Article VI, such Indemnified Party shall take and shall cause its Affiliates to take, or cooperate with the Indemnifying Party if so requested by the Indemnifying Party, in order to take, commercially reasonable measures to mitigate the consequences of the related breach (including taking commercially reasonable steps to prevent any contingent liability from becoming an actual liability).

6.5      Indemnification Procedures.

(a)       The Purchaser Representative shall have the sole right to act on behalf of the Indemnified Parties with respect to any indemnification claims made pursuant to this Article VI, including bringing and settling any indemnification claims hereunder and receiving any notices on behalf of the Indemnified Parties. The Seller Representative shall have the sole right to act on behalf of the Indemnifying Parties with respect to any indemnification claims made pursuant to this Article VI, including defending and settling any indemnification claims hereunder and receiving any notices on behalf of the Indemnifying Parties, provided, however, that, following the Closing, the Purchaser shall have the right to defend and settle Third Party Claims pursuant to subsection (c) below.

(b)       Subject to subsection (c) below, in order to make a claim for indemnification hereunder, the Purchaser Representative on behalf of an Indemnified Party must provide written notice (a “Claim Notice”) of such claim to the Seller Representative on behalf of the Indemnifying Parties and to the Escrow Agent, which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known and (ii) the amount of Losses suffered by the Indemnified Party in connection with the claim to the extent known or reasonably estimable (provided, that the Purchaser Representative may thereafter in good faith adjust the amount of Losses with respect to the claim by providing a revised Claim Notice to the Seller Representative and the Escrow Agent); provided, that the copy of any Claim Notice provided to the Escrow Agent shall be redacted for any confidential or proprietary information of the Indemnifying Party or the Indemnified Party described in clause (i).

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(c)       The Purchaser will promptly (but in any event within twenty (20) days) notify the Purchaser Representative and the Seller Representative in writing in the event that it becomes aware of any claim of a third party (including any Governmental Authority) (a “Third Party Claim”) that might reasonably result in a claim for indemnification under this Article VI; provided, that the failure to give such notice will not relieve the Indemnifying Party of its indemnification obligations. Upon receipt of notice of such Third Party Claim or upon otherwise becoming aware of a Third Party Claim, the Purchaser Representative may provide a Claim Notice in accordance with subsection (b) above, with the final determination of the amount of indemnification to be provided thereunder, if any, subject to such Third Party Claim becoming a Resolved Third Party Claim. The Purchaser will have the right to defend and to direct the defense against any such Third Party Claim, at its expense and with counsel it selects, with the Post-Closing Purchaser Board managing all such Third Party Claims on behalf of Purchaser; provided, that Purchaser shall not have such right with respect to a Third Party Claim against an Indemnified Party other than the Purchaser (or its successor or assignee) where such claim is criminal in nature, could reasonably be expected to lead to criminal proceedings or seeks an injunction or other equitable relief. The Purchaser shall control the defense, including the potential compromise and settlement of, such Third Party Claim; provided, that the Purchaser shall keep the Purchaser Representative and the Seller Representative reasonably informed of the status of such Third Party Claim (including any material developments and any information reasonably requested by the Purchaser Representative or the Seller Representative). Once a Third Party Claim has been settled or has matured by a final, non-appealable Order (a “Resolved Third Party Claim”), the Purchaser shall inform the Purchaser Representative and the Seller Representative in writing of the resolution of the Third Party Claim, and provide to the Purchaser Representative and the Seller Representative any other information regarding such Resolved Third Party Claim that the Purchaser Representative, the Seller Representative or any Indemnified Party may reasonably request regarding such Third Party Claim.

(d)       With respect to any (i) direct indemnification claim that is not a Third Party Claim, the Seller Representative on behalf of the Indemnifying Party will have a period of thirty (30) days after receipt of the Claim Notice to respond thereto, or (ii) Third Party Claim that has become a Resolved Third Party Claim, the Seller Representative on behalf of the Indemnifying Party will have a period of third (30) days after such Third Party Claims has become a Resolved Third Party Claim and notice of such Resolved Third Party Claim has been given to the Purchaser Representative and the Seller Representative in accordance with Section 6.5(c) hereof to respond to the Claim Notice (as it may have been updated) sent for such Third Party Claim. If the Seller Representative does not respond within such thirty (30) days, the Seller Representative on behalf of the Indemnifying Party will be deemed to have accepted responsibility for the Losses set forth in such Claim Notice (as updated) subject to the limitations on indemnification set forth in this Article VI and will have no further right to contest the validity of such Claim Notice. If the Seller Representative responds within such thirty (30) days and rejects such claim in whole or in part, the Purchaser Representative on behalf of the Indemnified Party will be free to pursue such remedies as may be available under this Agreement (subject to Section 10.4), any Ancillary Documents or applicable Law.

6.6      Exclusive Remedy. From and after the Closing, except with respect to Fraud Claims against a Target Company, or claims seeking injunctions or specific performance (including pursuant to Section 10.7), or claims under the terms of the Letters of Transmittal or other Ancillary Documents, indemnification pursuant to this Article VI shall be the sole and exclusive remedy for the Parties with respect to matters arising under this Agreement of any kind or nature, including for any misrepresentation or breach of any warranty, covenant, or other provision contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement or otherwise relating to the subject matter of this Agreement, including the negotiation and discussion thereof.

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Article VII
CLOSING CONDITIONS

7.1      Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Merger and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a)       Required Purchaser Shareholder Approval. The Shareholder Approval Matters that are submitted to the vote of the shareholders of the Purchaser at the Shareholder Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of the Purchaser at the Shareholder Meeting in accordance with the Proxy Statement (the “Required Purchaser Shareholder Approval”).

(b)       Company Shareholder Vote. In accordance with Cayman Law and the Company Charter, a duly called meeting of the Company Shareholders shall have been called and at such meeting, both (i) by way of a special resolution (as defined in the Cayman Law), the Company Shareholders shall have passed by the affirmative vote of at least sixty-seven percent (67%) of the As-Converted Company Shares entitled to vote on the matters relating to this Agreement, and (ii) the prior written consent, evidencing prior approval from the Majority Series C Holders, the Key Series D Holders, and the Required Key Investors shall have been obtained by the Company, and the Company Shareholders shall have authorized, approved and consented to, the execution, delivery and performance of this Agreement, the Plan of Merger and each of the Ancillary Documents to which the Company is a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Merger and the adoption of the Surviving Company Charter (the “Required Company Shareholder Approval”).

(c)       Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(d)       Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 7.1(d) shall have been obtained or made.

(e)       Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority and the Company Shareholder Approval) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 7.1(e) shall have each been obtained or made.

(f)       Creditor Consent. The prior written consent of each holder of a fixed or floating security interest of the Company, as set forth on Schedule 7.1(f), shall have been obtained by the Company in accordance with Section 233(8) of the Cayman Law.

(g)       No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(h)       Plan of Merger. The Plan of Merger shall have been filed with the appropriate Governmental Authorities under the Cayman Law and shall be in full force and effect.

(i)       Net Tangible Assets Test. Upon the Closing, and after giving effect to the completion of the Redemption and the PIPE Investment, the Purchaser shall have net tangible assets of at least $5,000,001, excluding any assets or liabilities of the Target Companies.

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7.2       Conditions to Obligations of the Company. In addition to the conditions specified in Section 7.1, the obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a)       Representations and Warranties. All of the representations and warranties of the Purchaser set forth in this Agreement and in any certificate delivered by the Purchaser pursuant hereto, shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser.

(b)       Agreements and Covenants. The Purchaser shall have performed in all material respects all of the Purchaser’s obligations and complied in all material respects with all of the Purchaser’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)       No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement.

(d)       Closing Deliveries.

(i)       Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c).

(ii)       Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the Purchaser’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Purchaser Shareholder Approval shall have been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Purchaser is or is required to be a party or otherwise bound.

(iii)       Good Standing. The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for the Purchaser certified as of a date no later than sixty (60) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s jurisdiction of organization and from each other jurisdiction in which the Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv)       Escrow Agreement. The Company shall have received a copy of the Escrow Agreement, duly executed by the Purchaser Representative and the Escrow Agent.

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(v)       Non-Competition Agreements. The Company shall have received a copy of each Non-Competition Agreement, duly executed by the Purchaser.

(vi)       Lock-Up Agreements. The Company shall have received a copy of each Lock-Up Agreement, duly executed by the Purchaser and the Purchaser Representative.

(vii)       Registration Rights Agreement. The Company shall have received a copy of the Registration Rights Agreement, duly executed by the Purchaser and the Purchaser Representative.

(viii)       Payoff Letters. The Company shall have received duly executed copies of payoff letters with respect to the Purchaser Expenses and Deferred Expenses listed on Schedule 7.2(d)(viii).

(e)       Nasdaq Listing. Immediately following the Effective Time and after giving effect to the Redemption, the Purchaser Ordinary Shares will be listed on Nasdaq. As of the Effective Time, the Purchaser shall not have received any written notice from Nasdaq that it has failed, or would reasonably be expected to fail, to meet the Nasdaq listing requirements as of the Effective Time or within six (6) months thereafter for any reason (other than a failure due solely to having fewer than the requisite number of shareholders), where such notice has not been subsequently withdrawn by Nasdaq or the underlying failure appropriately remedied or satisfied.

(f)       Minimum Cash Condition. Immediately prior to the Closing, and giving effect to the completion of the Redemption, but excluding the payment by the Purchaser of its reasonable Expenses, the amount in the Trust Account, together with the proceeds from the PIPE Investment, shall be no less than Twenty-Four Million U.S. Dollars ($24,000,000).

7.3      Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 7.1, the obligations of the Purchaser (and Merger Sub) to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a)       Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by the Company, shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, any Target Company.

(b)       Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)       No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to any Target Company since the date of this Agreement.

(d)       Closing Deliveries.

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(i)       Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(c)

(ii)       Secretary Certificate of the Company. The Company shall have delivered to the Purchaser, a certificate executed by the Company’s secretary or other executive officer, certifying as to the validity and effectiveness of, and attaching, each of the following: (A) a copy of the Company Charter as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement, the Plan of Merger and each Ancillary Document to which the Company is a party or bound, the consummation of the Merger and the other transactions contemplated hereby and thereby and the adoption of the Surviving Company Charter, and recommending the approval and adoption of the same by the Company Shareholders at a duly called meeting of Company Shareholders, (C) the Required Company Shareholder Approval (including the Company Written Consents) and (D) the incumbency of officers of the Company authorized to execute this Agreement and any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(iii)       Good Standing. The Company shall have delivered to the Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no later than sixty (60) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv)       Certified Company Charter. The Company shall have delivered to the Purchaser a copy of the Company Charter, as in effect immediately prior to the Effective Time, certified by the appropriate Governmental Authority of the Cayman Islands as of a date no more than ten (10) Business Days prior to the Closing Date.

(v)       Employment Agreements. The Purchaser shall have received employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and the Purchaser, between each of the persons set forth Schedule 7.3(d)(v) hereto and the applicable Target Company or the Purchaser, as noted in Schedule 7.3(d)(v), each such employment agreement duly executed by the parties thereto.

(vi)       Escrow Agreement. The Purchaser shall have received a copy of the Escrow Agreement, duly executed by the Seller Representative and the Escrow Agent.

(vii)       Legal Opinion. Purchaser shall have received a duly executed opinion from the Company’s counsel or counsels, in form and substance reasonably satisfactory to the Purchaser, addressed to the Purchaser and dated as of the Closing Date.

(viii)       Share Certificates and Transfer Instruments. The Purchaser shall have received from each Company Shareholder: (A) the Company Certificates representing the Company Shares (or duly executed affidavits of lost stock certificates in form and substance reasonably acceptable to the Purchaser), if applicable, (B) a properly completed and duly executed Letter of Transmittal, and (C) all other Transmittal Documents, each in form reasonably acceptable for transfer on the books of the Company.

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(ix)       Resignations. The Purchaser shall have received written resignations, effective as of the Closing, of each of the directors and officers of the Company as requested by the Purchaser prior to the Closing.

(x)       Registered Agent Letter. The Purchaser shall receive a copy of the letter, executed by all parties thereto, in the agreed form, to the Cayman Islands registered agent of the Company from the client of record of such registered agent instructing it to take instruction from the Purchaser (or its nominees) from Closing.

(xi)       Non-Competition Agreements. The Purchaser shall have received Non-Competition and Non-Solicitation Agreements from each of the Persons set forth on Schedule 7.3(d)(xi) in favor of and for the benefit of the Purchaser, the Company and each of the other Covered Parties (as defined therein) in substantially the form attached as Exhibit D hereto (each, a “Non-Competition Agreement”), duly executed by each such Person and the Company

(xii)       Lock-Up Agreements. The Purchaser shall have received a Lock-Up Agreement for each Company Shareholder and each holder of a Company Warrant, duly executed by such Company Shareholder or holder of a Company Warrant.

(xiii)       Registration Rights Agreement. The Purchaser shall have received a copy of the Registration Rights Agreement, duly executed by all Company Shareholders.

(e)       Appointment to the Board. The members of Purchaser’s board of directors shall have been elected or appointed to the Post-Closing Board of Directors as of the Closing consistent with the requirements of Section 5.17.

7.4      Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company or Company Shareholder) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VIII
TERMINATION AND EXPENSES

8.1      Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)       by mutual written consent of the Purchaser and the Company;

(b)       by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by April 20, 2017 (the “Outside Date”) (provided, that if the Purchaser seeks and receives the approval of its shareholders to extend the deadline for the Purchaser to consummate its initial Business Combination (the “Extension”), the Outside Date shall be extended to the earlier of (i) such extended date before which the Purchaser must complete its initial Business Combination and (ii) July 20, 2017); provided, however, the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

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(c)       by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)       by written notice by the Company, if (i) there has been a material breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by the Company or (B) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if at such time the Company is in material breach of this Agreement;

(e)       by written notice by the Purchaser, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by the Purchaser or (B) the Outside Date; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if at such time Purchaser is in material breach of this Agreement;

(f)       by written notice by the Purchaser if there shall have been a Material Adverse Effect on the Company or its Subsidiaries following the date of this Agreement which is uncured and continuing;

(g)       by written notice by either the Company or the Purchaser, if the meeting of the Company Shareholders described in Section 5.6 (including any adjournment or postponement thereof) has concluded, the Company Shareholders have duly voted, and the Required Company Shareholder Approval was not obtained; or

(h)       by written notice by either the Company or the Purchaser, if the Shareholder Meeting described in Section 7.1(a) (including any adjournment or postponement thereof) has concluded, the shareholders of the Purchaser have duly voted, and the Required Purchaser Shareholder Approval was not obtained.

8.2      Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.14, 5.15, 8.3, 8.4, 9.1, Article X and this Section 8.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Article IX). Without limiting the foregoing, and except as provided in Sections 8.3 and 8.4 and this Section 8.2 (but subject to Section 9.1), and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.7, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.

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8.3      Fees and Expenses. Subject to Sections 8.4, 9.1, 10.14 and 10.15 all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to the Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination, as well as any costs and expenses incurred in connection with the PIPE Investment or the Extension, if any.

8.4      Termination Fee.

(a)       Notwithstanding Section 8.3 above, in the event that there is a valid and effective termination of this Agreement by the Company pursuant to Section 8.1(d), then the Purchaser shall pay to the Company a termination fee in an amount in cash equal to $5,000,000 (the “Termination Fee”), payable by the Purchaser within ten (10) Business Days after such termination by wire transfer of immediately available funds to an account designated in writing by the Company.

(b)       Notwithstanding Section 8.3 above, in the event that there is a valid and effective termination of this Agreement by the Purchaser pursuant to Section 8.1(e), then the Company shall pay to the Purchaser an amount in cash equal to the Termination Fee, payable by the Company within ten (10) Business Days after such termination by wire transfer of immediately available funds to an account designated in writing by the Purchaser.

(c)       Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where a Termination Fee is payable under this Section 8.4, the payment of the Termination Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which the Purchaser or the Company, as the case may be, would otherwise be entitled to assert against the other Party or its Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or shareholders with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to the Purchaser or the Company, as the case may be, provided, that the foregoing shall not limit (x) any claim for fraud prior to termination of this Agreement or (y) the rights of the Purchaser or the Company to seek specific performance or other injunctive relief in lieu of terminating this Agreement.

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Article IX
WAIVERS AND RELEASES

9.1       Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company warrants and represents that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public stockholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Purchaser Ordinary Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”), (b) to the Public Shareholders if the Purchaser fails to consummate a Business Combination within eighteen (18) months after the closing of the IPO, (c) to pay any taxes and for working capital purposes from the interest accrued in the Trust Account, and (d) to the Purchaser after or concurrently with the consummation of its Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor its Affiliates does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between the Purchaser or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable under applicable Law. To the extent the Company or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against the Purchaser or its Representatives, the Company hereby acknowledges and agrees its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit any the Company or its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or any of its Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to the Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, the Purchaser and its Representatives shall be entitled to recover from the Company, its Affiliates, and the Company Shareholders, the associated legal fees and costs in connection with any such Action, in the event the Purchaser or its Representatives, as applicable, prevails in such Action. For the avoidance of doubt, the Sponsor shall be deemed to be an Affiliate of Purchaser prior to the Closing. This Section 9.1 shall survive termination of this Agreement for any reason.

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Article X
MISCELLANEOUS

10.1     Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser or Merger Sub at or prior to the Closing, or to the Sponsor or Purchaser Representative, to:

c/o Zhengqi International Holding Limited
855 Pudong South Road
The World Plaza, 27th Floor
Pudong, Shanghai 200120, China
Attn: Yaqi (Sophie) Feng, COO
Facsimile No.: 86-21-8012-9882
Telephone No: 86-21-8012-9878
Email: fengyq@tpyzq.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Douglas Ellenoff, Esq.
Stuart Neuhauser, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: ellenoff@egsllp.com
sneuhauser@egsllp.com

If to the Company or the Surviving Company, to:

Borqs International Holding Corp.
Tower A, Building B23
Universal Business Park
No. 10 Jiuxiangqiao Road
Chaoyang District, Beijing 100015, China
Attn: Pat Chan, CEO
Facsimile No.: 86-10-5975-6363
Telephone No: 86-10-5975-6336
Email: pat.chan@borqs.com

with a copy (which will not constitute notice) to:

Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attn: Eva Wang
Facsimile No.: (650) 938-5200
Telephone No.: (650) 335-7878
Email: ewang@fenwick.com

If to the Seller Representative to:

Zhengdong Zou
28/F, Jing Guang Centre, Hu Jia Lou
No. 1 East Third Ring Road
Chaoyang District, Beijing 100020, China
Facsimile No.: 86-10-6554-4123
Telephone No: 86-10-6597-0811
Email: zouzhendong@sinowinglaw.com

with a copy (which will not constitute notice) to:

Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attn: Eva Wang
Facsimile No.: (650) 938-5200
Telephone No.: (650) 335-7878
Email: ewang@fenwick.com

If to the Purchaser after the Closing, to:

Borqs Technologies, Inc.
Tower A, Building B23
Universal Business Park
No. 10 Jiuxiangqiao Road
Chaoyang District, Beijing 100015
China
Attn: Pat Chan, CEO
Facsimile No.: 86-10-5975-6363
Telephone No: 86-10-5975-6336
Email: pat.chan@borqs.com

with a copy (which will not constitute notice) to:

Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attn: Eva Wang
Facsimile No.: (650) 938-5200
Telephone No.: (650) 335-7878
Email: ewang@fenwick.com

and

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Douglas Ellenoff, Esq.
Stuart Neuhauser, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: ellenoff@egsllp.com
sneuhauser@egsllp.com

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10.2     Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser, the Company, the Purchaser Representative and the Seller Representative, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

10.3     Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

10.4     Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 10.4) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 10.4. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the American Arbitration Association (the “AAA”). Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of Delaware. Time is of the essence. Each party shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in New York County, State of New York. The language of the arbitration shall be English.

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10.5     Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. Subject to Section 10.4, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any court in which appeal from such courts may be taken) (the “Specified Courts”). Subject to Section 10.4, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.1. Nothing in this Section 10.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

10.6     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

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10.7     Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

10.8     Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.9     Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company, the Purchaser Representative and the Seller Representative.

10.10   Waiver. The Purchaser on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Seller Representative on behalf of itself and the Company Shareholders, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the Purchaser Representative or Seller Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of the Purchaser Representative.

10.11   Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

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10.12   Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement or any Ancillary Document to a Person’s directors shall including any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall including any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser its members under the BVI Act or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

10.13   Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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10.14   Purchaser Representative.

(a)       The Purchaser, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints Zhengqi International Holding Limited, in its capacity as the Purchaser Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) bringing, managing, controlling, defending and settling on behalf of a Indemnified Party any indemnification claims by any of them under Article VI; (ii) acting on behalf of such Person under the Escrow Agreement; (iii) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Purchaser Representative is a party; (iv) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Documents to which the Purchaser Representative is a party; (v) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel; (vi) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction or any indemnification claim; and (vii) otherwise enforcing the rights and obligations of any such Persons under this Agreement and the Ancillary Documents to which the Purchaser Representative is a party, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the Purchaser Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of Purchaser Securities (other than the Company Shareholders immediately prior to the Effective Time and their respective successors and assigns). All decisions and actions by the Purchaser Representative, including any agreement between the Purchaser Representative and the Company, Seller Representative, any Company Shareholder or Indemnifying Party relating to the defense or settlement of any indemnification claims for which an Indemnifying Party may be required to indemnify an Indemnified Party pursuant to Article VI, shall be binding upon the Purchaser and its Subsidiaries, successors and assigns, and they (nor any other Party) shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.14 are irrevocable and coupled with an interest. The Purchaser Representative hereby accepts its appointment and authorization as the Purchaser Representative under this Agreement.

(b)       The Purchaser Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Document as the Purchaser Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Purchaser shall indemnify, defend and hold harmless the Purchaser Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the Purchaser Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Purchaser Representative’s duties under this Agreement or any Ancillary Document, including the reasonable out-of-pocket fees and expenses of any legal counsel retained by the Purchaser Representative. In no event shall the Purchaser Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Purchaser Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Purchaser Representative under this Section 10.14 shall survive the Closing and continue indefinitely.

(c)       The Person serving as the Purchaser Representative may resign upon ten (10) days’ prior written notice to the Purchaser and the Seller Representative, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.

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10.15   Seller Representative.

(a)       By the execution and delivery of this Agreement (and with respect to Company Shareholders, by delivery of a Letter of Transmittal), the Company (solely with respect to periods prior to the Effective Time) and each Company Shareholder on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Zhengdong Zou in its capacity as the Seller Representative, as the true and lawful agent and attorney-in-fact of the Company and such Company Shareholder with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Seller Representative is a party, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement or any of the Ancillary Documents to which the Seller Representative is a party, including: (i) managing, controlling, defending and settling on behalf of an Indemnifying Party certain indemnification claims against any of them under Article VI; (ii) acting on behalf of such Person under the Escrow Agreement; (iii) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Seller Representative is a party (provided, that any such action, if material to the rights and obligations of the Company Shareholders in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Company Shareholders unless otherwise agreed by each Company Shareholder who is subject to any disparate treatment of a potentially adverse nature); (iv) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Documents to which the Seller Representative is a party; (v) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (vi) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (vii) receiving all or any portion of the consideration provided to the Company Shareholders under this Agreement and to distribute the same to the Company Shareholders in accordance with their Pro Rata Share; and (viii) otherwise enforcing the rights and obligations of any such Persons under this Agreement and the Ancillary Documents to which the Seller Representative is a party, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Seller Representative, including any agreement between the Seller Representative and the Purchaser Representative, the Purchaser or any Indemnified Party relating to the defense or settlement of any indemnification claims for which an Indemnifying Party may be required to indemnify an Indemnified Party pursuant to Article VI, shall be binding upon the Company, each Company Shareholder and their respective successors and assigns, and they (nor any other Party) shall not have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.15 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement.

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(b)       Any other Person, including the Purchaser Representative, the Purchaser, the Company and the Indemnified Parties and the Indemnifying Parties may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Company and the Company Shareholders hereunder or any Ancillary Document to which the Seller Representative is a party. The Purchaser Representative, the Purchaser, the Company and each Indemnified Party and Indemnifying Party shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) the settlement of any indemnification claims by an Indemnified Party pursuant to Article VI, (ii) any payment instructions provided by the Seller Representative or (iii) any other actions required or permitted to be taken by the Seller Representative hereunder, and neither the Company, any Company Shareholder nor any Indemnifying Party shall have any cause of action against the Purchaser Representative, the Purchaser, the Company or any other Indemnified Party for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. The Purchaser Representative, the Purchaser, the Company and the other Indemnified Parties shall not have any Liability to the Company or any Company Shareholder or Indemnifying Party for any allocation or distribution among the Company Shareholders by the Seller Representative of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to the Company or a Company Shareholder under this Agreement or any Ancillary Document to which the Seller Representative is a party shall be made to the Seller Representative for the benefit of such Company Shareholder, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Company Shareholder with respect thereto. All notices or other communications required to be made or delivered by the Company or a Company Shareholder shall be made by the Seller Representative (except for a notice under Section 10.15(d) of the replacement of the Seller Representative).

(c)       The Seller Representative will act for the Company and the Company Shareholders on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Company and the Company Shareholders, but the Seller Representative will not be responsible to Company or the Company Shareholders for any Losses that Company or the Company Shareholders or Indemnifying Party may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than Losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. The Purchaser shall indemnify, defend and hold harmless the Seller Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the Seller Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties under this Agreement or any Ancillary Document, including the reasonable out-of-pocket fees and expenses of any legal counsel retained by the Seller Representative. In no event shall the Seller Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Document as the Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Seller Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 10.15 shall survive the Closing and continue indefinitely.

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(d)       If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Company Shareholders, then the Company Shareholders shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Company Shareholders holding in the aggregate a Pro Rata Share in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the Purchaser Representative and the Purchaser in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

10.16   Termination Fee Guarantee. The Sponsor irrevocably and unconditionally guarantees to the Company the prompt payment of the Termination Fee if required to be paid by Purchaser pursuant to Section 8.4(a). The obligations of the Sponsor pursuant to this clause will be continuing obligations of the Sponsor and will not be satisfied, discharged or affected by any intermediate payment or settlement of account (other than complete payment of the Termination Fee), or any change in the constitution or control of, or the insolvency of, or any bankruptcy, winding up or analogous proceedings relating to the Purchaser. The Sponsor represents and warrants that it has all requisite corporate power and authority to execute and deliver this guarantee under this Agreement.

Article XI
DEFINITIONS

11.1    Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Financial Statements and as set forth in the Reference Statement. To the extent that the latest audited Financial Statements are inconsistent with the Reference Statement and such inconsistencies are expressly identified and referenced therein, the accounting principles, practices, procedures, policies and methods set forth on the Reference Statement shall control. In any event, the Accounting Principles (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (ii) shall be based on facts and circumstances as they exist at or prior to the Closing and shall exclude the effect of any act, decision or event occurring after the Closing and (iii) shall follow the defined terms contained in this Agreement.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Adjusted Merger Consideration” means an amount equal to the following, all as determined in accordance with Section 1.11:

(i)       the Base Merger Consideration, minus

(ii)      the amount of Closing Net Indebtedness, plus

(iii)     the amount, if any, by which the Closing Net Working Capital exceeds the Target Maximum Net Working Capital Amount, minus

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(iv)       the amount, if any, by which the Target Minimum Net Working Capital Amounts exceeds the Closing Net Working Capital, plus

(v)       the amount of the Excess Capped Expenses, if any.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. Notwithstanding anything to the contrary contained herein, the WFOE, the VIE Entities, and each of their respective Subsidiaries will be deemed to be Affiliates of the Company for all purposes of this Agreement.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit and the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement.

“As-Converted Company Shares” means the Company Ordinary Shares treating all Company Preferred Shares as converted into Company Ordinary Shares in accordance with the Company Charter.

“Base Merger Consideration” means Three Hundred and Three Million U.S. Dollars ($303,000,000).

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“BVI Act” means the British Virgin Islands Business Companies Act, 2004, as amended.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“Capped Purchaser Expenses” means the U.S. dollar amount of out-of-pocket expenses incurred by Purchaser solely from its outside accounting firm and outside legal counsel in connection the negotiation, preparation and consummation of this Agreement, as of the Reference Time. For the avoidance of doubt, Capped Purchaser Expenses excludes any other costs or Expenses, including all fees and expenses of EBC, other investment bankers, underwriters, financial advisors, financing sources, experts and consultants to a Purchaser or any of its Affiliates and any costs and expenses (including all legal and accounting expenses) incurred by Purchaser in connection with the PIPE Investment or similar transaction or the Extension, if any.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

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“Company Charter” means the memorandum and articles of association of the Company, as amended and effective under the Cayman Law.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Ordinary Shares” means the Company’s ordinary shares, par value $0.001 per share.

“Company Options” means an option to purchase Company Ordinary Shares that was granted pursuant to the Company Plan.

“Company Plan” means the Borqs International Holding Corp. Amended and Restated 2007 Global Share Plan.

“Company Preferred Shares” means, collectively, the Company’s preferred shares, par value $0.001, per share.

“Company Securities” means, collectively, the Company Shares, the Company Options, and the Company Warrants.

“Company Series A Preferred Shares” means Series A Preference Shares of the Company, par value $0.001 per share.

“Company Series B Preferred Shares” means Series B Preference Shares of the Company, par value $0.001 per share.

“Company Series C Preferred Shares” means Series C Preference Shares of the Company, par value $0.001 per share.

“Company Series D Preferred Shares” means Series D Preference Shares of the Company, par value $0.001 per share.

“Company Shareholders” means the holders of record of Company Shares.

“Company Shares” means, collectively, the Company Ordinary Shares and the Company Preferred Shares.

“Company Warrants” means those warrants entitling the holders thereof to purchase Company Preferred Shares or Company Ordinary Shares.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

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“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“EBC” means Early Bird Capital, Inc., the lead underwriter in Purchaser’s IPO.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excess Capped Expenses” means the U.S. dollar amount by which the Capped Purchaser Expenses exceeds $1,000,000.

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“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) obligations for the deferred purchase price of property or services (other than trade payables and other expenses incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto.

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“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus, which was consummated on October 20, 2015.

“IPO Prospectus” means the final prospectus of the Purchaser, dated October 14, 2015, and filed with the SEC on October 15, 2015 (File No. 333-206435).

“Key Investors” has the meaning given to such term in the Company Charter.

“Key Series D Holders” means the holders of more than fifty percent (50%) of the outstanding Company’s Series D Preference Shares (as such term is defined in the Company Charter).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of any Target Company, after due inquiry or (ii) any other Party, the actual knowledge of its directors and executive officers, after due inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Majority Series C Holders” means the holders of a majority of the outstanding Company’s Series C Preference Shares (as such term is defined in the Company Charter).

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“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to the Purchaser, the consummation and effects of the Redemption (or any redemption in connection with the Extension, if any); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Redemption (or any redemption in connection with the Extension, if any), or the failure to obtain the Required Purchaser Shareholder Approval or the Extension shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

“Merger Consideration Shares” means a total number of Purchaser Ordinary Shares equal to (i) the Adjusted Merger Consideration, divided by (ii) $10.40.

“Merger Sub Ordinary Shares” means the ordinary shares, par value $1.00 per share, of Merger Sub.

“Nasdaq” means the Nasdaq Capital Market.

“Net Working Capital” means (i) all current assets of the Target Companies (excluding, without duplication, cash and cash equivalents), on a consolidated basis, as of the Reference Time, minus (ii) all current liabilities of the Target Companies (excluding, without duplication, Indebtedness), on a consolidated basis, as of the Reference Time, determined in accordance with the Accounting Principles.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to the Purchaser, the Purchaser Charter, and with respect to any other Party, its Certificate of Incorporation and Bylaws or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

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“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Purchaser Charter” means the memorandum and articles of association of the Purchaser, as amended and effective under the BVI Act.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company or its respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company or its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Ordinary Shares” means the ordinary shares of no par value in the Purchaser.

“Purchaser Private Right” means one right that was included as part of each Purchaser Private Unit entitling the holder thereof to receive one-tenth (1/10th) of a Purchaser Ordinary Share upon the consummation by the Purchaser of an initial Business Combination.

“Purchaser Private Warrant” means one whole warrant that was included in as part of each Purchaser Private Unit, entitling the holder thereof to purchase one-half (1/2) of one (1) Purchaser Ordinary Share at a purchase price of $12.00 per full Purchaser Ordinary Share.

“Purchaser Private Units” means the units issued in private placements to EBC and Sponsor at the time of the consummation of the IPO and thereafter, which units consist of one (1) Purchaser Ordinary Share, one (1) Purchaser Private Right and one (1) Purchaser Private Warrant.

“Purchaser Public Right” means one right that was included as part of each Purchaser Public Unit entitling the holder thereof to receive one-tenth (1/10th) of a Purchaser Ordinary Share upon the consummation by the Purchaser of an initial Business Combination.

“Purchaser Public Unit” means the units issued in the IPO consisting of one (1) Purchaser Ordinary Share, one (1) Purchaser Public Right and one (1) Purchaser Public Warrant.

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“Purchaser Public Warrants” means one whole warrant that was included in as part of each Purchaser Public Unit, entitling the holder thereof to purchase one-half (1/2) of a Purchaser Ordinary Share at a price of $12.00 per full share.

“Purchaser Securities” means the Purchaser Public Units, the Purchaser Ordinary Shares, the Purchaser Public Warrants, the Purchaser Private Rights, the Purchaser Public Rights, the Purchaser Private Units, the Purchaser Private Warrants and the Purchaser UPO, collectively.

“Purchaser Share Price” means an amount equal to the VWAP of the Purchaser Ordinary Shares over the twenty (20) Trading Days ending at the close of business on the principal securities exchange or securities market on which the Purchaser Ordinary Shares are then traded immediately prior to the date of determination, as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the date of this Agreement.

“Purchaser UPO” means the option issued to EBC and/or its designee to purchase up to 400,000 Purchaser Public Units at a price of $10.00 per unit, provided the exercise price per unit may be adjusted as stated in the option.

“Reference Time” means the close of business of the Company on the last Business Day prior to the Closing Date (but treating any Indebtedness, Transaction Expenses or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representative” means, as to any Person, such Person’s Affiliates and its and their managers, directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants).

“Required Key Investors” means a group of Key Investors who, in aggregate, hold at least sixty-seven percent (67%) of the Company Preferred Shares then held by the Key Investors, on an as converted to Company Ordinary Share basis.

“SEC” means the Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

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“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules. Notwithstanding anything to the contrary contained herein, the WFOE and the VIE Entities will each be deemed to be Subsidiaries of the Company for all purposes of this Agreement.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Target Maximum Net Working Capital Amount” means $11,000,000.

“Target Minimum Net Working Capital Amount” means $9,000,000.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

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“Trading Day” means any day on which Purchaser Ordinary Shares are actually traded on the principal securities exchange or securities market on which the Purchaser Ordinary Shares are then traded.

“Transaction Expenses” means all fees and expenses of any of the Target Companies incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of any of the Target Companies, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any of the Target Companies at or after the Closing pursuant to any agreement to which any of the Target Companies is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby and (iii) any Transfer Taxes.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of October 14, 2015, as it may be amended, by and between the Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as reasonably determined by Purchaser in good faith. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

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11.2       Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
AAA	10.4
AAA Procedures	10.4
Acquisition Proposal	5.7(a)
Agreement	Preamble
Alternative Transaction	5.7(a)
Amended Charter	5.13(a)
Antitrust Laws	5.10(b)
Assumed Option	1.8(e)
Borqs HK	Recitals
Business Combination	9.1
Cayman Law	Recitals
Claim Notice	6.5(b)
Closing	2.1
Closing Balance Sheet	1.11(b)
Closing Date	2.1
Closing Filing	5.14(b)
Closing Net Indebtedness	1.11(b)
Closing Net Working Capital	1.11(b)
Closing Press Release	5.14(b)
Closing Statement	1.11(b)
Company	Preamble
Company Benefit Plan	4.19(a)
Company Certificates	1.8(a)
Company Directors	5.17(a)
Company Disclosure Schedules	Article IV
Company Financials	4.7(a)
Company IP	4.7(d)
Company IP Licenses	4.13(a)
Company Material Contract	4.12(a)
Company Permits	4.10
Company Personal Property Leases	4.16
Company Real Property Leases	4.15
Company Registered IP	4.13(a)
Company Written Consents	Recitals
Conflicts of Interest Policy	5.19
Deferred Expenses	5.18
Dispute	10.4
Dissenting Shares	1.13
Dissenting Shareholders	1.13
Effective Time	1.2
Enforceability Exceptions	3.2
Environmental Permit	4.20(a)
Escrow Account	1.14(a)
Escrow Agent	1.14(a)
Escrow Agreement	1.14(a)
Escrow Property	1.14(a)
Escrow Shares	1.14(a)
Expense Statement	1.11(a)
Expenses	8.3
Expiration Date	1.14(b)
Extension	8.1(b)
Federal Securities Laws	5.13(b)
Indemnified Party	6.2
Indemnifying Party	6.2
Interim Balance Sheet Date	4.7(a)
Interim Period	5.2(a)

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Term	Section
Letter of Transmittal	1.9(a)
Lock-Up Agreement	1.9(b)
Loss	6.2
Merger	Recitals
Merger Sub	Preamble
Mutual Directors	5.17(a)
Non-Competition Agreement	7.3(d)(xi)
OFAC	3.18(c)
Off-the-Shelf Software Agreements	4.13(a)
Outbound IP License	4.13(c)
Outside Date	8.1(b)
Party(ies)	Preamble
PIPE Investment	5.10(f)
PIPE Shares	5.10(f)
Pending Claims	1.14(b)
Plan of Merger	1.2
Post-Closing Purchaser Board	5.17(a)
PRC	Recitals
PRC Establishment Documents	4.4(c)
PRC Target Company	4.4(c)
Pro Rata Share	1.7
Proxy Documents	5.13(a)
Proxy Statement	5.13(a)
Public Certifications	3.6(a)
Public Shareholders	9.1
Purchaser	Preamble
Purchaser Directors	5.17(a)
Purchaser Equity Plan	5.13(a)
Purchaser Expenses	5.18
Purchaser Representative	Preamble
Purchaser Disclosure Schedules	Article III
Purchaser Financials	3.6(b)
Purchaser Material Contracts	3.13(a)
Redemption	5.13(a)
Reference Statement	1.11(c)
Registration Rights Agreement	1.9(b)
Related Person	4.21
Released Claims	9.1
Replacement Purchaser Warrant	1.8(d)
Required Company Shareholder Approval	7.1(b)
Required Purchaser Shareholder Approval	7.1(a)
Resolution Period	10.4
Resolved Third Party Claim	6.5(c)
SEC Reports	3.6(a)

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Term	Section
Seller Representative	Preamble
Shareholder Approval Matters	5.13(a)
Shareholder Meeting	5.13(a)
Signing Filing	5.14(b)
Signing Press Release	5.14(b)
Specified Courts	10.5
Sponsor	Preamble
Surviving Company	1.1
Surviving Company Charter	1.5
Termination Fee	8.4(a)
Third Party Claim	6.5(c)
Top Customer	4.24
Top Supplier	4.24
Transmittal Documents	1.9(b)
VIE Contracts	4.4(b)
VIE Entity(ies)	Recitals
VIE Shareholders	4.4(b)
WFOE	Recitals
Voting Agreements	Recitals

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered as of the date first written above.

The Purchaser:

PACIFIC SPECIAL ACQUISITION CORP.

By:	/s/ Zhouhong Peng
Name:	Zhouhong Peng
Title:	Chief Executive Officer

The Purchaser Representative:

ZHENGQI INTERNATIONAL HOLDING LIMITED, solely in its capacity as the Purchaser Representative hereunder

By:	/s/ Zhouhong Peng
Name:	Zhouhong Peng
Title:	Director

Merger Sub:

PAAC MERGER SUBSIDIARY LIMITED

By:	/s/ Yaqi Feng
Name:	Yaqi Feng
Title:	Director

The Company:

BORQS INTERNATIONAL HOLDING CORP

By:	/s/ Pat Chan
Name:	Pat Chan
Title:	Chief Executive Officer

The Seller Representative:

Zhengdong Zou, solely in its capacity as the Seller Representative hereunder

By:	/s/ Zhengdong Zou
Name:	Zhengdong Zou
Title:	Self

The Sponsor:

Solely for purposes of Section 10.16 hereof (and the related enforcement and interpretive provisions):

ZHENGQI INTERNATIONAL HOLDING LIMITED

By:	/s/ Zhouhong Peng
Name:	Zhouhong Peng
Title:	Director

[Signature Page to Merger Agreement]

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